AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 30, 2006

                                                  REGISTRATION NO. 333-

_______________________________________________________________________________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               __________________

                                    FORM S-1
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                               __________________

                              MACROCHEM CORPORATION
             (Exact name of registrant as specified in its charter)

    DELAWARE                          5812                       04-2744744
(State or other                  (Primary Standard            (I.R.S. Employer
jurisdiction of                     Industrial               Identification No.)
incorporation or                  Classification
organization)                      Code Number)

                               110 HARTWELL AVENUE
                       LEXINGTON, MASSACHUSETTS 02421-3134
                                 (781) 862-4003
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               __________________

                               ROBERT J. DELUCCIA
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                       LEXINGTON, MASSACHUSETTS 02421-3134
                                 (781) 862-4003
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               __________________

    COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

                             DWIGHT W. QUAYLE, ESQ.
                                ROPES & GRAY LLP
                             ONE INTERNATIONAL PLACE
                           BOSTON, MASSACHUSETTS 02110
                            TELEPHONE: (617) 951-7000
                            TELECOPY: (617) 951-7050

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                               __________________

                         CALCULATION OF REGISTRATION FEE
______________________________________________________________________________________________
TITLE OF EACH CLASS    AMOUNT TO       PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
 OF SECURITIES       BE REGISTERED      OFFERING PRICE     AGGREGATE OFFERING    REGISTRATION
TO BE REGISTERED                         PER UNIT (4)          PRICE (4)             FEE
______________________________________________________________________________________________

Common stock,         21,463,002           $1.725              $37,023,678        $3,961.53
par value $0.01      shares (2)(3)
per share (1)
______________________________________________________________________________________________

(1) Includes associated stock purchase rights, as described in our stockholder rights plan.

(2) Shares of common stock which may be offered pursuant to this registration statement include 7,861,900 shares issuable upon conversion of Series C Cumulative Convertible Preferred Stock sold by MacroChem to various purchasers in a private placement under the terms of a securities purchase agreement dated December 23, 2005, as amended on February 13, 2006,


     4,953,001 shares of common stock that may be issued as dividends on the Series C Cumulative Convertible Preferred Stock, 8,648,101 shares of common stock that may be issued by MacroChem under warrants issued to the purchasers and the placement agent, or its designees, in the private placement.

 (3) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover an indeterminate number of additional shares of common stock issuable pursuant to the anti-dilution provisions of the above-mentioned warrants and Series C Cumulative Convertible Preferred Stock in the event the number of outstanding shares of MacroChem Corporation is increased by stock split, stock dividend and similar transactions.

(4) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The maximum price per share information is based on the average of the high and the low sale price on March 28, 2006.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
_______________________________________________________________________________

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION IN WHICH THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS
                 SUBJECT TO COMPLETION, DATED MARCH 30, 2006.

                             MACROCHEM CORPORATION

                        21,463,002 SHARES OF COMMON STOCK

     The persons listed in the section of this prospectus entitled "Selling Security Holders" are offering for sale 21,463,002 shares of our common stock that they may acquire upon conversion of our Series C Cumulative Convertible Preferred Stock, that they may receive in payment of dividends on our Series C Cumulative Convertible Preferred Stock, or that they may receive upon the exercise of warrants. We will not receive any proceeds from the sale of the common stock issued upon conversion of, or in payment of dividends on, our Series C Cumulative Convertible Preferred Stock. To the extent all of the outstanding warrants held by the selling security holders are exercised at their current exercise prices, we would receive approximately $10,731,500 in cash proceeds, unless such warrants are exercised on a cashless basis pursuant to their terms. We will pay the costs and out-of-pocket expenses in connection with this offering.

     Our common stock is listed on the OTC Bulletin Board(R) under the ticker symbol "MACM.OB." On March 29, 2006, the closing price for our common stock on the OTC Bulletin Board was $1.73.

     The selling security holders may sell the common stock for their own accounts in open market transactions or in private transactions, at prices related to the prevailing market prices or at negotiated prices, and may engage broker-dealers to sell the shares. For additional information on the selling security holders' possible methods of sale, you should refer to the section in this prospectus entitled "Plan of Distribution". Upon any sale of shares of common stock, the selling security holders and participating broker-dealers or selling agents may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended. We cannot determine the price to the public of the shares of common stock offered for sale by the selling security holders. The public offering price and the amount of any underwriting discount or commissions will be determined at the time of sale.

                               __________________


          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                               __________________


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                THE DATE OF THIS PROSPECTUS IS ____________, 2006

                                TABLE OF CONTENTS


                                                                      PAGE

Summary..............................................................    1

Risk Factors.........................................................    5

Note Regarding Forward-Looking Statements............................   13

Use of Proceeds......................................................   15

Selling Security Holders.............................................   15

Description of Capital Stock.........................................   20

Plan of Distribution.................................................   25

Legal Matters........................................................   27

Experts..............................................................   27

Incorporation of Certain Documents by Reference......................   27

Where You Can Find More Information..................................   28

     You should rely only on the information contained in this prospectus. We have not authorized anyone to give you information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

     SEPA(R), Opterone(R) and Topiglan(R) are registered trademarks of ours. EcoNail(TM), MacroDerm(TM) and DermaPass(TM) are trademarks of ours. Other trademarks or service marks appearing in this prospectus are the property of their respective owners.

     All references to SEPA in this prospectus refer to SEPA 0009, a compound in the SEPA family that we have chosen for clinical development.

     On December 30, 2005 we implemented a 1-for-7 reverse stock split of our common stock and on February 9, 2006 we implemented a subsequent 1-for-6 reverse stock split of our common stock. Unless otherwise noted, all share amounts and per share data used throughout this prospectus reflect the effect of these reverse splits.

                                     SUMMARY


     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY "RISK FACTORS" BEGINNING ON PAGE 5 AND OUR FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.


                              MACROCHEM CORPORATION

     We are a specialty pharmaceutical company that develops and seeks to commercialize pharmaceutical products. Currently, our portfolio of product candidates is based on our proprietary drug delivery technologies: SEPA, MacroDerm and DermaPass. Our patented SEPA topical drug delivery technology (SEPA is an acronym for "Soft Enhancement of Percutaneous Absorption," where "soft" refers to the reversibility of the skin effect of the technology, and "percutaneous" means "through the skin") enhances the efficiency and rate of diffusion of drugs into and through the skin. We own a composition of matter patent on the SEPA family of compounds, which will expire in November 2006. We also own five composition of matter and use patents, with expiration dates ranging from 2015 to 2019, for the combination of SEPA with numerous existing classes of drugs, including antifungals and human sex hormones. Our patented MacroDerm drug delivery technology encompasses a family of low to moderate molecular weight polymers that impede dermal drug or chemical penetration, which may be usable, for example, to prevent chemicals in insect repellant from penetrating the skin. We own three patents covering the composition of matter and methods of use of our MacroDerm polymers that expire in 2015. We have also filed a patent application for our DermaPass family of transdermal absorption enhancers that have a different drug delivery profile than SEPA, which we believe could be used with a wider range of active pharmaceutical ingredients.

     Our lead product candidate is EcoNail, a topically applied SEPA-based econazole lacquer for the treatment of onychomycosis, a condition commonly known as nail fungus. Econazole, a commercially available topical antifungal agent most commonly used to treat fungal skin infections, inhibits in vitro growth of the fungi most commonly implicated in onychomycosis. When used in EcoNail, SEPA works by allowing more rapid and complete release of econazole from the lacquer into and through the nail plate. In a pre-clinical study using human cadaver nails, EcoNail delivered through the nail more than 14,000 times the minimum concentration of econazole needed to inhibit the fungi most commonly associated with onychomycosis. Following our laboratory studies, we conducted a randomized, double blind controlled Phase 1 tolerance/human exposure trial of EcoNail in eighteen patients with onychomycosis of the toenails. In this study, EcoNail was well tolerated, and investigators reported no serious drug-related adverse events. Serum assays used to determine the level of drug in the bloodstream showed no detectable levels of econazole, further supporting EcoNail's systemic safety profile. Full data from the 18-week trial were presented in May 2005 at the annual meeting of the Society for Investigative Dermatology. We have a composition of matter and use patent covering EcoNail that will expire in 2019.

     We expect to commence a Phase 2 efficacy study of EcoNail in the second quarter of 2006. We contemplate that this study will be conducted through a contract research organization with significant experience in onychomycosis trials.

     Our other clinical stage product candidate, Opterone, is a topically applied SEPA-based testosterone cream designed to treat male hypogonadism. Male hypogonadism is a condition in which men have levels of circulating testosterone below the normal range and may exhibit one or more associated symptoms, including low energy levels, decreased sexual performance, loss of sex drive, increased body fat or loss of muscle mass. We believe Opterone has significant advantages over other testosterone delivery methods and that its formulation as a cream should avoid an oily feel as well as application and cosmetic concerns reported by some users of gel formulations. To the best of our knowledge, Opterone is the first and only clinical development stage testosterone cream. In August 2004, we announced the completion of a pharmacokinetics study of Opterone in hypogonadal males. In May 2005, we announced results from a bioavailability study of Opterone. In that study, patients using a 2.5 gram dose of Opterone applied to the upper arms and shoulders reached the natural physiologic range of testosterone levels over a 24-hour period. In December 2005, we received a letter from the Division of Reproductive and Urologic Products of the U.S. Food and Drug Administration, or FDA, in response to questions posed by us regarding a proposed Phase 3 clinical program for Opterone. In the letter, the FDA requested that we conduct additional investigation into multiple dose safety and pharmacokinetics before beginning any eventual Phase 3 protocol. The additional investigation and Phase 3 revisions will increase the time and expense associated with the development of Opterone. The next step in the development process for Opterone is a Phase 2 trial. We are seeking a partner to advance development of this product candidate. We may elect not to develop Opterone further if we cannot find a partner. We have a composition of matter and use patent covering Opterone that will expire in 2017.

     In addition to EcoNail and Opterone, we are evaluating several earlier stage product candidates. We have developed and tested SEPA-based formulations to deliver other active pharmaceutical ingredients including topical anesthetic and topical non-steroidal anti-inflammatory drugs (NSAIDs). We have also tested application of our MacroDerm polymers for use with cosmetics, pharmaceuticals and consumer products like insect repellants and sunscreens to decrease skin penetration and/or improve persistence on the skin. For example, our laboratory data demonstrated that, when formulated with the insect repellant DEET, increasing concentrations of MacroDerm reduce the amount of DEET that is absorbed through human skin. We have performed initial laboratory experiments to test the ability of DermaPass to improve transdermal delivery of various active pharmaceutical ingredients.

     Since inception, our primary source of funding for our operations has been the private and public sale of our securities. On August 31, 2005, due to our financial condition at the time and our inability to raise sufficient capital to maintain operations, we discontinued all research and development activities and terminated substantially all of our non-management personnel. In December 2005 and February 2006, we raised an aggregate of $8.25 million in a private placement of our securities to the selling security holders listed in this prospectus. As a result of this private placement, we have begun to resume operations with a focus on advancing clinical development of our lead product, EcoNail. Our ability to continue operations after our current capital resources are exhausted depends on our ability to secure additional financing and to become profitable, which we cannot guarantee.


                                  OUR STRATEGY

     Our strategy is to become a leading provider of specialty pharmaceuticals by innovating, developing and commercializing a portfolio of products through the use of our proprietary drug delivery technologies, strategic partnering, or in-licensing other products or technologies. Key elements of our strategy include:

o CONTINUE CLINICAL DEVELOPMENT OF OUR LEAD PRODUCT CANDIDATE, ECONAIL. In the near-term, we intend to focus most of our resources on conducting and completing clinical trials of our EcoNail product candidate.

o CREATE VALUE THROUGH STRATEGIC PARTNERSHIPS. Where appropriate, we intend to seek partners to facilitate the development and commercialization of our product candidates. In the near term, we plan to seek a partner to advance development of our Opterone product candidate.

o IN-LICENSE SELECTED PRODUCTS AND TECHNOLOGIES. We intend to identify and in-license products and technologies to complement and expand our portfolio of product candidates.

o LEVERAGE AND EXPAND OUR EXISTING TECHNOLOGIES TO DEVELOP NEW PRODUCTS. We believe pharmaceuticals and certain other commercial products used on the skin may be formulated using our proprietary drug delivery technologies and could have applications in the treatment of other diseases and conditions. We will seek to identify new product candidates by selecting and developing additional pharmaceuticals and skin products that can be combined effectively with our technologies.


                          RISKS AFFECTING OUR BUSINESS

     Our business is subject to a number of risks that we highlight in the section entitled "Risk Factors" immediately following this prospectus summary. As of the date of this prospectus, we have not generated any meaningful revenues from operations and we have sustained significant operating losses. As of December 31, 2005, we had an accumulated deficit of approximately $82,584,992. We anticipate that we will continue to incur significant losses for the foreseeable future. Our technologies are in discovery or developmental stages and must undergo a rigorous regulatory approval process, which includes extensive pre-clinical and clinical testing, to demonstrate safety and efficacy before we can market any resulting product. To date, neither the FDA nor any of its international equivalents has approved any of our product candidates for marketing.

                            OUR CORPORATE INFORMATION

     We were organized and commenced operations as a Massachusetts corporation in 1981, and we were reincorporated as a Delaware corporation on May 26, 1992. Our principal executive offices are located at 110 Hartwell Avenue, Lexington, Massachusetts 02421-3134 and our phone number is (781) 862-4003. We maintain a website on the Internet at www.macrochem.com. Our website, and the information contained therein, is not a part of this prospectus.

                                  THE OFFERING

Common stock being  (i) 7,861,900 shares issuable upon conversion of
registered by us:   outstanding shares of our Series C Cumulative
                    Convertible Preferred Stock, (ii) 4,953,001 shares which may be issued as payment of future dividends on our Series C Cumulative Convertible Preferred Stock, and (iii) 8,648,101 shares issuable upon exercise of warrants issued to the purchasers and the placement agent in connection with our sale of Series C
                    Cumulative Convertible Preferred Stock.

Shares of common    17,506,910 shares of common stock, assuming that all of
stock outstanding   the Series C Cumulative Convertible Preferred Stock
after this          outstanding as of the date of this prospectus is
offering:           converted into shares of common stock and the warrants
                    issued to the purchasers and the placement agent in the private placement of our Series C Cumulative
                    Convertible Preferred Stock are exercised in full for cash, in each case, without regard to any beneficial ownership restrictions on the conversion or exercise thereof, but excluding the shares of common stock reserved for the payment of future dividends on the Series C Cumulative
                    Convertible Preferred Stock.

Use of proceeds:    We will  not  receive  any  proceeds  from  the  sale of
                    shares  of  common   stock  by  the   selling   security
                    holders.  To the extent all of the outstanding  warrants
                    held by the selling  security  holders are  exercised at
                    their  current   exercise   prices,   we  would  receive
                    approximately  $10,731,500 in cash proceeds, unless such
                    warrants are exercised on a cashless  basis  pursuant to
                    their terms.  The  proceeds,  if any, we receive  upon the exercise  of the  warrants  will  be  used  for  working
                    capital   requirements   and  other  general   corporate
                    purposes.  See "Use of Proceeds."


OTC Bulletin Board   MACM.OB
Symbol:

Risk factors:       See "Risk Factors" and the other information included in
                    this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.

     The common stock outstanding after this offering excludes:

o 1,063,600 shares of our common stock issuable upon the exercise of outstanding options at a weighted average exercise price equal to $15.20 per share, of which 415,264 were exercisable as of March 7, 2006;

o 77,169 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price equal to $72.54 per share, all of which were exercisable as of March 7, 2006; and

o 73,116 additional shares of our common stock reserved for future grants or awards under our stock option plan.

                                  RISK FACTORS

     INVESTING IN OUR COMMON STOCK IS RISKY. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN EVALUATING US AND OUR BUSINESS. IF ANY OF THE EVENTS DESCRIBED IN THE FOLLOWING RISK FACTORS WERE TO OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS LIKELY WOULD SUFFER. IN THAT EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR A PART OF YOUR INVESTMENT.


                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF OPERATING LOSSES, EXPECT TO CONTINUE TO INCUR LOSSES AND RELY EXTENSIVELY ON EXTERNAL FINANCING TO MAINTAIN OUR OPERATIONS. IF WE ARE UNABLE TO OBTAIN EXTERNAL FINANCING, WE WOULD BE REQUIRED TO FURTHER LIMIT, SCALE BACK OR CEASE OUR OPERATIONS ENTIRELY.

     Since 1981, we have been engaged primarily in research and development and have derived limited revenues from feasibility studies and the licensing of our technology. We have not generated any material revenues from the sale of any products. In addition, we have incurred net losses every year since we began doing business and we anticipate that we will continue to incur losses for the foreseeable future. As of December 31, 2005, we had an accumulated deficit of approximately $82,584,992. For the fiscal years ended December 31, 2003, 2004 and 2005, we had a net loss of $5,661,694, $8,274,521, and $5,760,475, respectively.

     On August 31, 2005, due to our financial condition at the time and our inability to raise sufficient capital to maintain operations, we discontinued all research and development activities and terminated substantially all of our non-management personnel. In December 2005 and February 2006, we raised an aggregate of $8.25 million in a private placement of our securities to institutional investors. As a result of this private placement, we have begun to resume operations with a focus on advancing clinical development of our lead product, EcoNail. Our ability to continue operations after our current capital resources are exhausted depends on our ability to secure additional financing and to become profitable, which we cannot guarantee.

     Before we or any of our potential licensees may market any of our product candidates, significant additional development efforts and substantial testing will be necessary. We will require substantial additional financing to fund clinical studies on our product candidates. We may not be able to secure financing on favorable terms or at all. If we are unable to obtain external financing, we would have to reduce, delay or eliminate our clinical studies.

OUR PRODUCT CANDIDATES ARE IN THE EARLY STAGES OF DEVELOPMENT AND ARE SUBJECT TO THE RISK OF FAILURE INHERENT IN THE DEVELOPMENT OF INNOVATIVE TECHNOLOGIES.

     Various pharmaceutical companies have developed systems to enhance the topical delivery of specific drugs, but relatively limited research has been conducted about using topical delivery systems for a wider range of pharmaceutical products. Topical delivery systems currently are used only in a limited number of products. In addition, some topical delivery systems have demonstrated adverse side effects for users, including skin irritation and delivery difficulties.

     Our product candidates are in the early stages of development and will require significant further research, development, testing and regulatory clearances. Our product candidates are subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibilities that any or all of our product candidates may be found to be ineffective or toxic, or otherwise may fail to receive necessary regulatory clearances.

OUR PRODUCT CANDIDATES MUST UNDERGO A RIGOROUS REGULATORY APPROVAL PROCESS, WHICH INCLUDES EXTENSIVE PRE-CLINICAL AND CLINICAL TESTING, TO DEMONSTRATE SAFETY AND EFFICACY BEFORE WE CAN MARKET THEM. IF THE RESULTS OF OUR PRE-CLINICAL AND CLINICAL TESTING INDICATE THAT OUR PRODUCT CANDIDATES ARE NOT SAFE OR EFFECTIVE, OUR BUSINESS WILL SUFFER.

     Each of our product candidates, including EcoNail and Opterone, must undergo a rigorous regulatory approval process, including significant pre-clinical and clinical testing to demonstrate that they are safe and effective for human use, before we can market them. Conducting clinical trials is a lengthy, expensive and uncertain process. Completion of clinical trials may take several years or more. In addition, our clinical trials may be delayed by many factors, including:

o    inability to fund clinical trials;

o    slow or insufficient patient enrollment;

o    failure of the FDA to approve our clinical trial protocols;

o inability to manufacture significant amounts of our product candidates for use in a trial;

o    safety issues; and

o    government or regulatory delays.

     In addition, the results of pre-clinical studies and early clinical trials may not accurately predict results that we will obtain in later testing. A number of other companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after they achieved promising results in earlier trials. If we, the FDA or physicians do not believe that our clinical trials demonstrate that our product candidates are safe and effective, our business, financial condition and results of operations will be materially adversely affected.

OUR PRODUCT CANDIDATES ARE SUBJECT TO SIGNIFICANT FDA SUPERVISION AND MAY NOT SUCCESSFULLY COMPLETE THE EXTENSIVE REGULATORY APPROVAL PROCESS REQUIRED PRIOR TO THE MARKETING OF ANY PHARMACEUTICAL PRODUCT.

     Our activities are regulated by a number of government authorities in the United States and other countries, including the FDA. The FDA regulates pharmaceutical products, including their manufacture and labeling. Before obtaining regulatory approval to market any product candidate under development, we must demonstrate to the FDA that the product is safe and effective for use in each proposed indication through, among other things, pre-clinical studies and clinical trials. Data obtained from testing is subject to varying interpretations which can delay, limit or prevent FDA approval.

     On October 11, 2002, the FDA advised us that further clinical trials of our drugs containing SEPA had been placed on clinical hold pending review of questions surrounding a 26-week transgenic-mouse (Tg.AC) carcinogenicity study of SEPA we performed in 1999. On April 10, 2003, the FDA lifted this clinical hold. In releasing the hold, the FDA requested additional information on that 1999 study, which we have provided.

     On December 5, 2005, we received a response from the Division of Reproductive and Urologic Products at the FDA to questions posed by us regarding the proposed Phase 3 clinical program for Opterone, a topical cream for male testosterone deficiency containing our patented enhancer SEPA. In the response, the FDA reiterated its safety concerns regarding the skin irritation potential of SEPA related to pre-clinical studies of SEPA, including without limitation, the 26-week transgenic-mouse (Tg.AC) carcinogenicity study of SEPA. The FDA also expressed concern regarding skin irritation observed in some patients in recently completed Opterone clinical studies. To address these concerns as well as other issues related to Opterone's safety and efficacy program, the FDA requested that we, if we intend to pursue clinical development of Opterone, conduct additional investigation into multiple dose safety and pharmacokinetics before beginning any eventual Phase 3 study. The FDA also confirmed the requirement for other clinical pharmacology studies prior to any NDA submission and requested that we revise our proposed Phase 3 protocol to include additional patients and to extend patient exposure and safety follow-up. If we decide to pursue the clinical development of Opterone, the additional investigation and Phase 3 revisions will increase the time and expense associated with the development of Opterone and may materially adversely affect our ability to find a partner to advance the development of Opterone. Furthermore, there can be no assurance that the results of the studies, if conducted, will address the FDA's safety concerns or justify further development of Opterone or that any SEPA-based product will be approved by the FDA.

     To date, neither the FDA nor any of its international equivalents has approved any of our technologies or product candidates for marketing. If the FDA does not approve our product candidates for marketing, we will be materially adversely affected.

     We face additional risks associated with the regulatory approval process, including:

o Changes in existing regulatory requirements could prevent or affect our regulatory compliance. Federal and state laws, regulations and policies may be changed with possible retroactive effect. In addition, how these rules actually operate can depend heavily on administrative policies and interpretations over which we have no control. We also may lack the experience with these policies and interpretations to assess their full impact upon our business.

o Obtaining FDA clearances is time-consuming and expensive and we cannot guarantee that such clearances will be granted or, if granted, will not be withdrawn.

o The FDA review process may prevent us from marketing our product candidates or may involve delays that significantly and negatively affect our product candidates. We also may encounter similar delays in foreign countries.

o Regulatory clearances may place significant limitations on the uses for which any approved products may be marketed.

o Any marketed product and its manufacturer are subject to periodic review by the FDA. Any discovery of previously unrecognized problems with a product or a manufacturer could result in suspension or limitation of previously obtained or new approvals.

BECAUSE THE REGULATORY APPROVAL PROCESS IS COMPLEX, WE CANNOT ACCURATELY PREDICT THE REGULATORY APPROVAL TIMELINE FOR OUR PRODUCT CANDIDATES.

     The laws and regulations administered by the FDA are complex, and compliance with these laws and regulations requires substantial time, effort and expense. Because of this complexity, and because the regulatory approval path for our product candidates has not yet been confirmed by the FDA, we cannot guarantee that our efforts will be sufficient to ensure compliance with all applicable laws and regulations, nor can we accurately predict the regulatory approval timeline for our product candidates.

IF OUR PRODUCT CANDIDATES ARE NOT ACCEPTED BY PHYSICIANS AND PATIENTS, WE MAY NEVER BE PROFITABLE.

     Even if our product candidates receive regulatory approval, we may not be able to market them effectively, they may be uneconomical to market or third parties may market equivalent or superior products. We will need to expend significant effort to educate physicians and patients regarding any product candidate that receives regulatory approval. Consequently, unless our product candidates obtain market acceptance, we may never be profitable.

IF PHYSICIANS OR PATIENTS PERCEIVE THAT TESTOSTERONE REPLACEMENT THERAPIES CREATE HEALTH RISKS, THE VIABILITY OF OPTERONE MAY BE QUESTIONED, AND OUR BUSINESS AND THE PRICE OF OUR STOCK MAY BE NEGATIVELY AFFECTED.

     Recent studies of female hormone replacement therapy products have reported an associated increase in health risks. As a result of these studies, some companies that sell or develop female hormone replacement products have experienced decreased sales of these products, and in some cases, a decline in their stock. From time to time, publications have suggested potential health risks associated with testosterone replacement therapy, including fluid retention, sleep apnea, breast tenderness or enlargement, increased red blood cells, development of clinical prostate disease, increased cardiovascular disease risk and the suppression of sperm production. It is possible that studies on the effect of testosterone replacement therapy could demonstrate these or other adverse health risks. This, along with the negative publicity surrounding hormone replacement therapy in general, could negatively impact market acceptance of Opterone, which could adversely affect our business and the price of our stock.

WE DEPEND ON PATENTS TO PROTECT OUR TECHNOLOGIES AND IF OUR CURRENT PATENTS ARE INEFFECTIVE OR WE ARE UNABLE TO SECURE AND MAINTAIN ADEQUATE PATENT PROTECTION, OUR ABILITY TO COMPETE WITH OTHER PHARMACEUTICAL COMPANIES MAY BE NEGATIVELY AFFECTED.

     We believe that patent protection of our technologies, processes and products is important to our future operations. The success of our product candidates depends, in part, on our ability to secure and maintain adequate patent protection.

     Although we have filed and intend to file additional patent applications, the patent application process is lengthy and expensive and there is no guarantee that a patent will be issued or, if issued, that it will be of commercial benefit to us. In addition, it is impossible to anticipate the breadth or degree of protection that any patents we obtain may afford us. Further, products that we develop could infringe patents held by third parties. In these cases, we may have to obtain licenses from third parties, which may not be available on commercially acceptable terms, if at all. We do not maintain separate insurance to cover intellectual property infringement.

     Our composition of matter patent covering SEPA expires in November 2006. The expiration of that patent will enable competitors to develop SEPA-based product candidates covering applications for which we have not obtained composition and use patents. As a result, our competitive position may be adversely affected.

     Currently, we are not involved in any litigation, settlement negotiations or other legal action regarding patent issues and are not aware of any patent litigation threatened against us. We may, however, become involved in patent litigation against third parties to enforce our patent rights, to invalidate patents held by those third parties or to defend against claims of those third parties. We intend to enforce our patent position and defend our intellectual property rights vigorously. The cost to us of any patent litigation or similar proceeding could be substantial and it may absorb significant management time. In the event of an unfavorable resolution of any infringement litigation against us, we may be enjoined from manufacturing or selling any products without a license from a third party.

IF WE ARE NOT ABLE TO PROTECT THE CONFIDENTIALITY OF OUR PROPRIETARY INFORMATION AND KNOW-HOW, THE VALUE OF OUR TECHNOLOGIES MAY BE ADVERSELY AFFECTED.

     In addition to patent protection, we utilize significant unpatented proprietary technology and rely on unpatented trade secrets and proprietary know-how to protect certain aspects of our technologies. To the extent that we rely on unpatented proprietary technology, we cannot guarantee that others will not independently develop or obtain substantially equivalent or superior technologies or otherwise gain access to our trade secrets, that any obligation of confidentiality will be honored or that we will be able to effectively protect our rights to our proprietary technologies.

IF WE ARE NOT ABLE TO RETAIN OUR KEY PERSONNEL AND/OR RECRUIT ADDITIONAL KEY PERSONNEL IN THE FUTURE, OUR BUSINESS MAY SUFFER.

     The success of our business depends on our ability to attract, retain and motivate qualified senior management personnel and qualified scientific personnel. We consider Robert J. DeLuccia, our President and Chief Executive Officer, to be a key employee and we have entered into an employment agreement with him. We do not maintain key person life insurance on any of our employees. In our industry, the competition for experienced personnel is intense and can be expected to increase. From time to time we may face, and in the past have faced, difficulties in attracting and retaining employees with the requisite experience and qualifications. If we fail to retain or attract this type of personnel, it could have a significant negative effect on our ability to develop our technologies.

OUR FAILURE TO IDENTIFY PHARMACEUTICALS THAT ARE COMPATIBLE WITH OUR DRUG DELIVERY TECHNOLOGIES OR ADDITIONAL PRODUCT CANDIDATES OR TECHNOLOGIES WOULD IMPAIR OUR ABILITY TO GROW.

     Our growth depends on our ability to identify drugs suitable for delivery using our proprietary drug delivery technologies, our ability to identify other product candidates or technologies, and our ability, financially or otherwise, to obtain such product candidates and technologies. Identifying suitable drugs or product candidates is a lengthy and complex process. Even if identified, the drugs or product candidates may not be available to us or we may otherwise be unable to enter into licenses or other agreements for their use. Other companies, including those with substantially greater financial, marketing and sales resources, may compete with us for the licensing or acquisition of drugs and product candidates and we may not be able to enter into licenses or other agreements on acceptable terms, or at all. If we are unable to identify and license or acquire drugs that are compatible with our drug delivery technologies or additional product candidates or technologies, our ability to grow our portfolio of product candidates and our prospects would be adversely affected.

WE DO NOT HAVE ANY LABORATORY FACILITIES OR SCIENTIFIC PERSONNEL AND DEPEND ON THIRD PARTIES TO CONDUCT RESEARCH AND DEVELOPMENT ACTIVITIES FOR OUR TECHNOLOGIES AND PRODUCT CANDIDATES.

     We do not have laboratory facilities or scientific personnel capable of conducting research and development activities for our technologies and product candidates and currently we do not have plans to obtain such facilities and personnel. Accordingly, our ability to conduct research and development activities is and will be limited and we will depend to a significant extent on third-party contractors for such research and development activities. If any of our third-party contractors fails to perform its obligations in a timely fashion or in accordance with applicable regulations, it may adversely affect our business. If we decide to establish internal research and development capabilities, we would need to hire and retain significant additional personnel, locate and acquire appropriate laboratory facilities, comply with extensive government regulations, and obtain additional capital, which may not be available on acceptable terms, or at all.

WE DO NOT HAVE ANY MANUFACTURING FACILITIES AND DEPEND ON THIRD PARTIES TO MANUFACTURE OUR PRODUCT CANDIDATES.

     We do not have facilities capable of manufacturing any of our product candidates and we do not have plans to obtain these facilities. Accordingly, we will depend on third-party contractors, licensees, or corporate partners to manufacture our products. If any of our third-party manufacturers fails to perform its obligations in a timely fashion or in accordance with applicable regulations, it may delay clinical trials, the commercialization of our product candidates or our ability to supply our product candidates for sale. If we decide to establish a commercial manufacturing facility, we would need to hire and retain significant additional personnel, comply with extensive government regulations, and obtain significant amounts of additional capital, which may not be available on acceptable terms, or at all.

WE FACE THE RISK OF PRODUCT LIABILITY CLAIMS, AND WE MAY NOT HAVE SUFFICIENT PRODUCT LIABILITY INSURANCE TO COVER SUCH CLAIMS. IT MAY BE EXPENSIVE AND DIFFICULT TO OBTAIN ADEQUATE INSURANCE COVERAGE.

     The design, development, manufacture and sale of our product candidates involve risk of liability claims and associated adverse publicity. We have product liability insurance coverage with an aggregate policy limit of approximately $10,000,000 for claims related to our product candidates that may arise from clinical trials conducted prior to November 1, 2002. We also have product liability insurance coverage with aggregate policy limits between approximately $3,000,000 and $5,000,000 for claims related to our product candidates that may arise from clinical trials conducted after September 25, 2003. In the event that our products receive regulatory approval and become commercialized, we would need to acquire additional coverage. Product liability insurance is expensive, may be difficult to obtain and may not be available on acceptable terms, if at all. If we obtain coverage, we cannot guarantee that the coverage limits of these insurance policies will be adequate. A successful claim against us if we are uninsured, or which is in excess of our insurance coverage, could have a material adverse effect on us and our financial condition.

WE RELY ON A THIRD-PARTY SUPPLIER FOR A NON-ACTIVE INGREDIENT IN SOME OF OUR PRODUCT CANDIDATES AND, IN THE EVENT THE SUPPLIER IS UNABLE TO SUPPLY US WITH ADEQUATE PRODUCT, OUR BUSINESS MAY BE NEGATIVELY AFFECTED IF WE ARE NOT ABLE TO TIMELY OBTAIN A SUBSTITUTE INGREDIENT.

     We rely on a third-party supplier, Seppic Inc., for a non-active ingredient that is important to the formulation and production of some of our topical product candidates. While we believe similar products are available from other suppliers, if Seppic Inc. were unable or unwilling to supply its product in sufficient quantities at a reasonable price, our results could suffer, as we may encounter significant costs and delays in identifying and measuring the efficacy of replacement third party products.

TOGETHER, CERTAIN OF OUR SHAREHOLDERS OWN A MAJORITY OF OUR STOCK AND COULD ULTIMATELY CONTROL DECISIONS REGARDING US.

     In our recent private placement, we issued 825.5 shares of our Series C Cumulative Convertible Preferred Stock and warrants to purchase 7,861,912 shares of our common stock. The Series C Cumulative Convertible Preferred Stock is convertible into shares of common stock and votes together with the common stock on an as-if-converted to common stock basis. Unless a holder of Series C Cumulative Convertible Preferred Stock elects otherwise, its ability to convert its Series C Cumulative Convertible Preferred Stock into common stock or to vote on an as-if-converted to common stock basis is restricted to the extent that such conversion would result in the holder owning more than 4.95% of our issued and outstanding common stock or voting together with the common stock on an as-if-converted to common stock basis in respect of more than 4.95% of our issued and outstanding common stock. The warrants issued in the private placement are subject to a similar restriction on their exercise. SCO Capital Partners LLC, Beach Capital LLC and Perceptive Life Sciences Master Fund Ltd. ("Perceptive") have elected not to be governed by these restrictions, although we have entered into an agreement with Perceptive whereby Perceptive's ability to convert or vote their shares of Series C Cumulative Convertible Preferred Stock will be subject to a beneficial ownership cap of 9.95% instead of 4.95%. Consequently, giving effect to the beneficial ownership cap restrictions, the Series C Cumulative Convertible Preferred Stock acquired by the investors is convertible into 4,057,882 shares of common stock and the holders of the Series C Cumulative Convertible Preferred Stock vote on an as-converted basis with the holders of our common stock, and therefore hold approximately 80.28% of the voting power of our outstanding securities. Assuming both the conversion of the Series C Cumulative Convertible Preferred Stock and the exercise of all of the Warrants acquired by the investors, in each case without regard to the beneficial ownership cap restrictions, the investors would hold approximately 94% of the outstanding common stock of the Company. In addition, for so long as 20% of the Series C Cumulative Convertible Preferred Stock issued in the private placement remains outstanding, SCO Capital Partners LLC has the right to designate two members to our board of directors. Jeffrey B. Davis and Howard S. Fischer are currently serving on our board of directors as the designees of SCO Capital Partners LLC.

     Because of the voting rights of the Series C Cumulative Convertible Preferred Stock and the fact that the parties described above currently own a large portion of our voting stock, they may be able to generally determine or they will be able to significantly influence the outcome of corporate actions requiring shareholder approval. As a result, these parties may be in a position to control matters affecting our company, including amendments to our articles of incorporation and bylaws; payment of dividends on our common stock; and acquisitions, sales of all or substantially all of our assets, mergers or similar transactions, including transactions involving a change of control. As a result, some investors may be unwilling to purchase our common stock. In addition, if the demand for our common stock is reduced because of these shareholders' control of the Company, the price of our common stock could be materially depressed.

CERTAIN OF OUR SHAREHOLDERS OWN LARGE BLOCKS OF OUR COMMON STOCK AND OWN SECURITIES CONVERTIBLE OR EXERCISABLE INTO SHARES OF OUR COMMON STOCK, AND ANY EXERCISES, CONVERSIONS OR SALES BY THESE SHAREHOLDERS COULD SUBSTANTIALLY LOWER THE MARKET PRICE OF OUR COMMON STOCK.

     Several of our shareholders, including the selling security holders listed in this prospectus, own large blocks of our voting stock. The resale of the shares of our common stock owned by these shareholders (or issuable to them upon exercise or conversion of warrants or Series C Cumulative Convertible Preferred Stock) is being registered under the registration statement of which this prospectus forms a part. Future sales of large blocks of our common stock by any of the above investors could substantially depress our stock price.

                          RISKS RELATED TO OUR INDUSTRY
                          -----------------------------

OUR INDUSTRY IS HIGHLY COMPETITIVE AND OUR COMPETITORS HAVE OR MAY HAVE SIGNIFICANTLY MORE RESOURCES THAN WE HAVE.

     We compete with a number of firms, many of which are large, multi-national organizations with worldwide distribution. We believe that our major competitors in the drug delivery sector of the health care industry include Bentley Pharmaceuticals, Inc., Biosante Pharmaceuticals, Inc., NexMed, Inc., ALZA Corporation, Connetics Corporation, Antares Pharma, Inc. and Barrier Therapeutics, Inc. Competitors with approved products in the therapeutic areas that our clinical stage product candidates seek to address include, with respect to onychomycosis:

o    Novartis AG, maker of Lamisil(R), an oral therapy;

o    Johnson & Johnson, maker of Sporanox(R), an oral therapy; and

o Sanofi Aventis (Dermik Laboratories), maker of Penlac, a topical nail lacquer.

and with respect to male hypogonadism:

o    Solvay Pharmaceuticals, Inc., maker of Androgel(R), a topical gel therapy;

o    Auxilium Pharmaceuticals, Inc., maker of Testim(R), a topical gel therapy;

o    Watson Pharmaceuticals, Inc., maker of Androderm(R), a transdermal patch;
     and

o Columbia Laboratories, Inc., maker of Striant(R), a buccal film which is placed between the patient's cheek and gum;

     These companies have or may have substantially greater capital resources, research and development and technical staff, facilities and experience in obtaining regulatory approvals, as well as in manufacturing, marketing and distributing products, than we do. Recent trends in this industry are toward further market consolidation of large drug companies into a smaller number of very large entities, further concentrating financial, technical and market strength and increasing competitive pressure in the industry. Academic institutions, hospitals, governmental agencies and other public and private research organizations also are conducting research and seeking patent protection and may develop competing products or technologies of their own through joint ventures or other arrangements. In addition, recently developed technologies, or technologies that may be developed in the future, may or could be the basis for competitive products which may be more effective or less costly to use than any products that we currently are developing.

     We expect any future products approved for sale to compete primarily on the basis of product efficacy, safety, patient compliance, reliability, price and patent position. Generally, the first pharmaceutical product to reach the market in a therapeutic or preventive area often has a significant commercial advantage compared with later entrants to the market. Our competitive position also will depend on our ability to resume research and development activities, engage third parties to conduct research and development activities, attract and retain qualified scientific and other personnel, develop effective proprietary products, implement production and marketing plans, obtain patent protection and secure adequate capital resources.

GOVERNMENT AND PRIVATE INITIATIVES TO REDUCE HEALTH CARE COSTS COULD HAVE A MATERIAL ADVERSE EFFECT ON PHARMACEUTICAL PRICING AND ON OUR OPERATIONS.

     The future revenues and profitability of, and availability of capital for, biomedical and pharmaceutical companies may be affected by the continuing efforts of governmental and private third-party payers to contain or reduce the costs of health care through various means. Reimbursement by payors such as government and managed care organizations has become an increasingly important factor in the success of a drug, as has the listing of new products on large formulary lists (as well as their designated "Tier" on such lists), including those of managed care organizations, pharmaceutical benefit providers and group buying organizations. Failure of a pharmaceutical product to be included on formulary lists, to obtain a Tier position on such formulary lists which provides for a sufficiently low patient cost, or to be reimbursed by government or managed care organizations, could negatively impact the profitability of a drug.

     Furthermore, in some foreign markets pricing or profitability of prescription pharmaceuticals is subject to government control and to possible reform in the health care system. Frequently, it is not possible to obtain pricing in foreign markets that is as favorable as that obtainable in the U.S. In the U.S., there have been, and we expect there will continue to be, a number of federal and state proposals to impose similar governmental control. While we cannot predict whether any of these legislative or regulatory proposals will be adopted, the announcement or adoption of these proposals could have a material adverse effect on our prospects.

     If we succeed in bringing to market one or more of our product candidates, we cannot assure you that these product candidates will be cost effective or that reimbursement to the consumer will be available or will be sufficient to allow us to sell these products on a profitable basis.

                     RISKS RELATED TO THE SECURITIES MARKET
                     --------------------------------------

OUR STOCK PRICE HAS BEEN, AND LIKELY WILL CONTINUE TO BE, HIGHLY VOLATILE, AND AS A RESULT, AN INVESTMENT IN OUR STOCK IS SUBJECT TO SUBSTANTIAL RISK.

     The market price of our stock has been, and will likely continue to be, highly volatile due to the risks and uncertainties described in this section of this document, as well as other factors, including:

o the discontinuance in August 2005 of all of our research and product development activities and our dependence on additional external funding in resuming such activities;

o the results of our previously conducted clinical trials for our SEPA-based formulations;

o conditions and publicity regarding the pharmaceutical industry generally as well as the specific therapeutic areas our product candidates seek to address;

o price and volume fluctuations in the stock market at large which do not relate to our operating performance; and

o    our ability to raise additional capital.

     Over the two-year period ending December 31, 2005, the closing price of our common stock as reported on The Nasdaq National Market, The Nasdaq Capital Market, the Pink Sheets LLC and the OTC Bulletin Board ranged from a high of $75.18 to a low of $.84. On March 7, 2006, the closing price for our common stock on the OTC Bulletin Board was $1.66. In the past, companies that have experienced stock price volatility have sometimes been the subject of securities class action litigation. If litigation were instituted on this basis, it could result in substantial costs and a diversion of management's attention and resources. As a result of this volatility, an investment in our stock is subject to substantial risk.

ON NOVEMBER 22, 2005, OUR COMMON STOCK WAS DELISTED FROM THE NASDAQ CAPITAL MARKET FOR FAILURE TO MEET ITS LISTING STANDARDS. OUR COMMON STOCK CURRENTLY IS QUOTED ON THE OTC BULLETIN BOARD, WHICH INVESTORS MAY PERCEIVE AS LESS DESIRABLE AND WHICH COULD NEGATIVELY AFFECT THE LIQUIDITY OF AN INVESTMENT IN OUR COMMON STOCK.

     Our listing on The Nasdaq Capital Market was conditioned on our compliance with Nasdaq's continued listing requirements. The minimum standards for continued listing on The Nasdaq Capital Market include stockholders' equity of $2.5 million or market capitalization of $35 million and a minimum bid price of $1.00.

     On October 18, 2005, we received a Nasdaq Staff Determination indicating that our securities were subject to delisting from The Nasdaq Capital Market as we did not comply with the minimum bid price requirement for continued listing. We requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. On November 21, 2005, we withdrew our appeal of the Nasdaq Staff Determination and our common stock was delisted from quotation on the Nasdaq Capital Market effective as of Tuesday, November 22, 2005. Immediately thereafter, our common stock was quoted on the Pink Sheets LLC, and on December 22, 2005, our stock became eligible for quotation on the OTC Bulletin Board and presently trades under the symbol "MACM.OB."

     The over-the-counter market is generally considered to be a less efficient system than markets such as Nasdaq or other national exchanges because of lower trading volumes, transaction delays and reduced security analyst and news media coverage. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our common stock. Additionally, trading of our common stock in an over-the-counter market may make us less desirable to institutional investors and may, therefore, limit our future equity funding options.

WE ARE CONTRACTUALLY OBLIGATED TO ISSUE SHARES IN THE FUTURE, DILUTING YOUR INTEREST IN US.

     As of March 7, 2006, our Series C Cumulative Convertible Preferred Stock is convertible into an aggregate of, giving effect to the beneficial ownership restrictions on conversion, 4,057,882 shares of common stock (7,861,900 shares of common stock without regard to the beneficial ownership restrictions on conversion). In addition, as of March 7, 2006, there are outstanding and exercisable warrants to purchase approximately 8,725,270 shares of our common stock, at a weighted average exercise price of $1.89 per share. As of March 7, 2006, there also are outstanding and exercisable options to purchase approximately 415,264 shares of our common stock, at a weighted average exercise price of $35.23 per share. Moreover, we expect to issue additional options to purchase shares of our common stock to compensate employees, consultants and directors and may issue additional shares to raise capital, acquire other companies or technologies, to pay for services, or for other corporate purposes. Any such issuances will have the effect of further diluting the interest of the purchasers of the securities being sold in this offering.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will," and "would." These forward-looking statements reflect our current expectations and are based on currently available data. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. These factors include, but are not limited to:

o our history of operating losses, our decision to discontinue research and development activities and our need for additional external financing;

o our need for significant additional product development efforts and additional financing;

o    technological uncertainty relating to transdermal drug delivery systems;

o    the early stage of development of our proposed products;

o    the lack of success of our prior development efforts;

o    uncertainties related to clinical trials of our proposed products;

o    uncertainties relating to government regulation and regulatory approvals;

o    our dependence on third parties for the FDA application process;

o    uncertainties regarding market acceptance of our product candidates;

o uncertainties regarding the potential health risks of hormone replacement therapies;

o our ability to identify and obtain rights to products or technologies in order to build our portfolio of product candidates;

o    our ability to recruit additional key employees;

o our limited personnel and our dependence on continued access to scientific talent;

o    no assurance of our entering into license arrangements;

o our lack of laboratory facilities and scientific personnel and uncertainties regarding our reliance on third parties to conduct research and development activities for our technologies and product candidates;

o uncertainties relating to competition, patents and proprietary technology;

o our dependence on third parties to conduct research and development activities;

o    our dependence on third-party suppliers and manufacturers;

o uncertainties relating to risks of product liability claims, lack of product liability insurance, and expense and difficulty of obtaining adequate insurance coverage;

o our majority shareholders, who own a large portion of our voting stock, could control company decisions and could substantially lower the market price of our common stock if they were to sell large blocks of our common stock in the future;

o    uncertainty of pharmaceutical pricing and related matters;

o    volatility of our stock price;

o the effect that our quotation on the OTC Bulletin Board will have on the liquidity of our common stock;

o dilution of our shares as a result of our contractual obligation to issue shares in the future; and

o risks described from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings under the Exchange Act.

     These or other events or circumstances could cause our actual performance or financial results in future periods to differ materially from those expressed in the forward-looking statements. Forward-looking statements speak only as of the date of this prospectus. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or SEC, we do not have any intention, and do not undertake, to update any forward-looking statements contained in this prospectus to reflect events or circumstances arising after the date of this prospectus, whether as a result of new information, future events or otherwise. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

     Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have an adverse effect on our business, results of operations, financial position and prospects. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares of common stock by the selling security holders. We will receive proceeds only upon the exercise of the warrants held by the selling security holders. To the extent all of the outstanding warrants held by the selling security holders are exercised at their current exercise prices, we would receive approximately $10,731,500 in cash proceeds, unless these warrants are exercised on a cashless basis pursuant to their terms. The proceeds, if any, we receive from the exercise of the warrants will be used for working capital requirements and other general corporate purposes.

                            SELLING SECURITY HOLDERS

     On December 23, 2005, we entered into a securities purchase agreement with SCO Capital Partners LLC and Lake End Capital LLC, and on February 13, 2006, in connection with a subsequent closing under the purchase agreement, we amended and restated the purchase agreement and additional institutional investors became party to the agreement. Under the securities purchase agreement, we issued the following securities in exchange for total cash consideration of $8,255,000:

          o a total of 825.5 shares of our Series C Cumulative Convertible Preferred Stock; and

          o six-year warrants to purchase 7,861,912 shares of common stock at an exercise price of $1.26.

     The Series C Cumulative Convertible Preferred Stock has a liquidation value of $10,000 per share, is entitled to a dividend of 10% per annum, payable in cash or shares of our common stock at our option, which dividend rate is subject to increase to 14% upon the occurrence of certain events. The number of shares of common stock into which each share of Series C Cumulative Convertible Preferred Stock is convertible is determined by dividing the liquidation value per share plus all accrued and unpaid dividends thereon by $1.05. Unless a holder of Series C Cumulative Convertible Preferred Stock either elected otherwise prior to the purchase of such preferred stock or elects otherwise upon not less than 61 days prior written notice, its ability to convert its Series C Cumulative Convertible Preferred Stock into common stock or to vote on an as-if-converted to common stock basis is restricted pursuant to a beneficial ownership cap to the extent that such conversion would result in the holder owning more than 4.95% of our issued and outstanding common stock or voting together with the common stock on an as-if-converted to common stock basis in respect of more than 4.95% of our issued and outstanding common stock. The warrants issued in the private placement are subject to a similar beneficial ownership cap restriction on their exercise. SCO Capital Partners LLC, Beach Capital LLC and Perceptive Life Sciences Master Fund Ltd., or Perceptive, have elected not to be governed by these restrictions, although we have entered into an agreement with Perceptive whereby Perceptive's ability to convert or vote its shares of Series C Cumulative Convertible Preferred Stock will be subject to a beneficial ownership cap of 9.95% instead of 4.95%.

     SCO Securities LLC, an affiliate of SCO Capital Partners LLC, acted as placement agent in connection with the private placement. For its services as placement agent, we paid SCO Securities LLC a fee equal to 7% of the gross proceeds, or $577,850, and issued six-year warrants to purchase 786,189 shares of our common stock at an exercise price of $1.05 per share. The terms of the placement agent warrants are the same as the terms of the warrants issued to the Purchasers except that the exercise price of the warrant issued to the placement agent is $1.05. SCO Securities LLC allocated the placement agent warrants to the following four persons in the amounts listed: (i) warrants to purchase 471,713 shares of common stock to SCO Capital Partners LLC; (ii) warrants to purchase 157,238 shares of common stock to Lake End Capital LLC, (iii) warrants to purchase 78,619 shares of common stock to Mark Alvino and (iv) warrants to purchase 78,619 shares of common stock to Howard Fischer. We also paid SCO Securities LLC $82,550 for out-of-pocket expenses incurred in connection with the transaction and agreed to pay all reasonable expenses of the Purchasers incurred in connection with the private placement.

     Pursuant to the securities purchase agreement and a registration rights agreement with each of the selling stockholders, we are filing a registration statement, of which this prospectus forms a part, in order to permit those stockholders to resell to the public the shares of common stock that they may acquire upon conversion of the Series C Cumulative Convertible Preferred Stock that they purchased pursuant to the securities purchase agreement and the shares of common stock that they may acquire upon any exercise of the warrants. We are registering the number of shares required under the securities purchase agreement and registration rights agreement, which number is based upon the total number of shares of common stock into which the Series C Cumulative Convertible Preferred Stock is convertible, determined without giving effect to the conversion restriction described above, the number of shares issuable upon any exercise of the warrants issued to the purchasers, determined without giving effect to the exercise restriction described above, and the number of shares issuable upon any exercise of the warrants issued to the placement agent or its designees in connection with the private placement, determined without giving effect to the exercise restriction described above.

     The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of March 17, 2006. While all the shares that are issuable to a selling shareholder upon the conversion of the Series C Cumulative Convertible Preferred Stock and exercise of the warrants are included in the number of shares being offered in the table, shares which a selling security holder is prevented from acquiring as a result of the beneficial ownership cap described above are not shown as beneficially owned. Because the selling stockholders may offer all or some portion of the common stock listed in the table pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholders upon termination of the offering. The selling stockholders may sell all, part, or none of the shares listed. The shares listed in the table do not include the shares of common stock that may be paid as a dividend on outstanding shares of Series C Cumulative Convertible Preferred Stock. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, all shares of common stock underlying shares of Series C Cumulative Convertible Preferred Stock and warrants held or beneficially owned by that person are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Each stockholder's percentage ownership shown in the table is based on 996,909 shares of common stock issued and outstanding on March 17, 2006.

     None of the selling stockholders has had any position, office or other material relationship with us within the past three years, except as set forth below and except that SCO Securities LLC, an affiliate of SCO Capital Partners LLC, acted as the placement agent for the private placement of our Series C Cumulative Convertible Preferred Stock and acts as a financial advisor to us.

                                                       SHARES BENEFICIALLY    SHARES          SHARES OWNED AND
                                                           OWNED PRIOR        BEING         OWNERSHIP PERCENTAGE
                SELLING STOCKHOLDER                       TO OFFERING (1)     OFFERED (2)       AFTER OFFERING (1)
Alpha Capital AG (3)                                             51,916       380,953          0             *
Beach Capital LLC (4)                                         7,138,378       952,381          0             *
BF Holding GmbH (5)                                              51,916       666,667          0             *
Catalytix LDC (6)                                                51,916        95,239          0             *
Catalytix LDC Life Science Hedge AC (7)                          51,916        95,239          0             *
Howard S. Fischer (8)                                            51,916        78,619        15,000        1.50%
Hudson Bay Fund LP (9)                                           51,916       190,477          0             *
Iroquois Master Fund Ltd. (10)                                   51,916       666,667          0             *
Lake End Capital LLC (11)                                        51,916     1,109,618          0             *
Mark Alvino (12)                                                 51,916        78,619          0             *
Midsouth Investor Fund LP (13)                                   51,916       571,429          0             *
Perceptive Life Sciences Master Fund, Ltd. (14)                 110,152     2,857,143          0             *


                                       16

                                                       SHARES BENEFICIALLY    SHARES          SHARES OWNED AND
                                                           OWNED PRIOR        BEING         OWNERSHIP PERCENTAGE
                SELLING STOCKHOLDER                       TO OFFERING (1)     OFFERED (2)       AFTER OFFERING (1)
Quogue Capital LLC (15)                                          51,916       476,191          0             *
SCO Capital Partners LLC (16)                                 7,138,378     6,185,997          0             *
SDS Capital Group SPC, Ltd. (17)                                 51,916       476,191         615            *
TMW Capital, LLC (18)                                            51,916       200,000          0             *
Whalehaven Capital Fund Limited (19)                             51,916     1,428,571          0             *

(1) Assumes that all of the shares acquired by the selling stockholders in the private placement and being offered under this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering. The amounts listed as beneficially owned were determined by giving effect to the beneficial ownership restrictions on conversion and exercise of the Series C Cumulative Convertible Preferred Stock or the warrants described above.

(2) Includes 7,861,900 shares issuable upon the conversion of Series C Cumulative Convertible Preferred Stock and 8,648,101 shares issuable upon the exercise of warrants.

(3) Includes 190,476 shares issuable upon the conversion of Series C Cumulative Convertible Preferred Stock and 190,477 shares issuable upon the exercise of warrants. The shares issuable upon the conversion of the Series C Cumulative Convertible Preferred Stock and upon exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.

(4) Includes 476,190 shares issuable upon the conversion of Series C Cumulative Convertible Preferred Stock held by Beach Capital LLC, and 476,191 shares issuable upon the exercise of warrants held by Beach Capital LLC. For purposes of reporting beneficial ownership amounts, the shares beneficially owned by Beach Capital LLC have been aggregated with those beneficially owned by SCO Capital Partners LLC. Steven H. Rouhandeh, in his capacity as the managing member of Beach Capital LLC, has the sole power to direct the vote and disposition of the shares held by Beach Capital LLC. Beach Capital LLC has opted out of the beneficial ownership cap described above.

(5) Includes 333,333 shares issuable upon the conversion of Series C Cumulative Convertible Preferred Stock and 333,334 shares issuable upon the exercise of warrants. The shares issuable upon the conversion of the Series C Cumulative Convertible Preferred Stock and upon exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.

(6) Includes 47,619 shares issuable upon the conversion of Series C Cumulative Convertible Preferred Stock and 47,620 shares issuable upon the exercise of warrants. The shares issuable upon the conversion of the Series C Cumulative Convertible Preferred Stock and upon exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.

(7) Includes 47,619 shares issuable upon the conversion of Series C Cumulative Convertible Preferred Stock and 47,620 shares issuable upon the exercise of warrants. The shares issuable upon the conversion of the Series C Cumulative Convertible Preferred Stock and upon exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.

(8) Includes 78,619 shares issuable upon the conversion of a warrant. The shares issuable upon exercise of the warrant held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above. Also includes 15,000 shares issuable upon the exercise of options that are exercisable within 60 days. These 15,000 shares issuable upon the exercise of options are not being registered for resale under this prospectus. On December 29, 2005, Mr. Fischer was appointed to our board of directors. Mr. Fischer was designated to serve as a director by SCO Capital Partners LLC in accordance with terms and provisions of the securities purchase agreement.

(9) Includes 95,238 shares issuable upon the conversion of Series C Cumulative

                                       17

Convertible Preferred Stock and 95,239 shares issuable upon the exercise of warrants. The shares issuable upon the conversion of the Series C Cumulative Convertible Preferred Stock and upon exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.

(10) Includes 333,333 shares issuable upon the conversion of Series C Cumulative Convertible Preferred Stock and 333,334 shares issuable upon the exercise of warrants. The shares issuable upon the conversion of the Series C Cumulative Convertible Preferred Stock and upon exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.

(11) Includes 476,190 shares issuable upon the conversion of Series C Cumulative Convertible Preferred Stock and 633,428 shares issuable upon the exercise of warrants. Mr. Jeffrey B. Davis is the managing member of Lake End Capital LLC and exercises sole voting and dispositive power with respect to the shares owned by Lake End Capital LLC. Mr. Davis is also the president of SCO Securities LLC, the placement agent for the private placement of our Series C Cumulative Convertible Preferred Stock and a financial advisor to the Company. On December 29, 2005, Mr. Davis was appointed to our board of directors. Mr. Davis was designated to serve as a director by SCO Capital Partners LLC in accordance with terms and provisions of the securities purchase agreement.

(12) Includes 78,619 shares issuable upon the exercise of warrants. The shares issuable upon the exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.

(13) Includes 285,714 shares issuable upon the conversion of Series C Cumulative Convertible Preferred Stock and 285,715 shares issuable upon the exercise of warrants. The shares issuable upon the conversion of the Series C Cumulative Convertible Preferred Stock and upon exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.

(14) Includes 1,428,571 shares issuable upon the conversion of Series C Cumulative Convertible Preferred Stock and 1,428,572 shares issuable upon the exercise of warrants issued in the recent private placement. The shares issuable upon the conversion of the Series C Cumulative Convertible Preferred Stock and upon exercise of the warrants held by this selling security holder, however, are subject to the 9.95% beneficial ownership cap described above.

(15) Includes 238,095 shares issuable upon the conversion of Series C Cumulative Convertible Preferred Stock and 238,096 shares issuable upon the exercise of warrants. The shares issuable upon the conversion of the Series C Cumulative Convertible Preferred Stock and upon exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.

(16) Includes 2,857,142 shares issuable upon the conversion of Series C Cumulative Convertible Preferred Stock and 3,328,855 shares issuable upon the exercise of warrants. For purposes of reporting beneficial ownership amounts, the shares beneficially owned by SCO Capital Partners LLC have been aggregated with those beneficially owned by Beach Capital LLC. Steven H. Rouhandeh has the sole power to direct the vote and disposition of the shares owned by SCO Capital Partners LLC. SCO Capital Partners LLC has opted out of the beneficial ownership cap described above.

(17) Includes 238,095 shares issuable upon the conversion of Series C Cumulative Convertible Preferred Stock and 238,096 shares issuable upon the exercise of warrants. The shares issuable upon the conversion of the Series C Cumulative Convertible Preferred Stock and upon exercise of the warrants issued in the recent private placement that are held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above. Also includes 615 shares issuable upon the exercise of warrants issued in a private placement in July 2001, which warrants are exercisable within 60 days. These 615 shares issuable upon the exercise of warrants are not being registered for resale under this prospectus. Steve Derby exercises voting and investment authority over the shares held by this selling shareholder.

(18) Includes 100,000 shares issuable upon the conversion of Series C Cumulative Convertible Preferred Stock and 100,000 shares issuable upon the exercise of warrants. The shares issuable upon the conversion of the Series C Cumulative Convertible Preferred Stock and upon exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.

                                       18

(19) Includes 714,285 shares issuable upon the conversion of Series C Cumulative Convertible Preferred Stock and 714,286 shares issuable upon the exercise of warrants. The shares issuable upon the conversion of the Series C Cumulative Convertible Preferred Stock and upon exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.

(*) Represents less than one percent.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

     Our certificate of incorporation authorizes us to issue 100,000,000 shares of common stock, par value $0.01 per share, and 6,000,000 shares of preferred stock, par value $0.01 per share, of which 500,000 shares are designated as Series A Convertible Preferred Stock, 600,000 shares are designated as Series B Preferred Stock and 1,500 shares are designated Series C Cumulative Convertible Preferred Stock. As of March 17, 2006, we had 996,909 shares of common stock, no shares of Series A Convertible Preferred Stock, no shares of Series B Preferred Stock and 825.5 shares of Series C Cumulative Convertible Preferred Stock issued and outstanding. Our certificate of incorporation authorizes our Board of Directors, without stockholder approval, to issue preferred stock in series and with such voting rights, designations, preferences, limitations and special rights as may be designated by the Board of Directors from time to time.

     We are registering shares of our common stock under the registration statement of which this prospectus is a part. The following is a summary description of our outstanding capital stock and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

     Subject to the rights and preferences of holders of our preferred stock, holders of shares of our common stock are entitled to receive dividends, as and to the extent dividends may be declared by our Board of Directors, out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of shares of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and preferences to holders of our preferred stock. Holders of shares of our common stock are entitled to one vote per share on all matters on which stockholders are entitled to vote. The holders of a majority of the outstanding shares of our common stock entitled to vote constitute a quorum for taking action by the stockholders. Except for matters where a higher vote is required by law, the affirmative vote of the holders of shares of our common stock present or represented and entitled to vote is required to take any such action. Holders of shares of our common stock have no preemptive, conversion or other subscription rights. There are no redemption, sinking fund or call provisions applicable to our common stock.

SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK

     The holders of the Series C Cumulative Convertible Preferred Stock are entitled to receive cumulative dividends, based on the $10,000 liquidation preference per share, at a rate of 10% per share per annum payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 2006. The dividend rate is subject to increase to 14% upon the occurrence of certain events. The cumulative dividends may be paid at our option in either cash or in shares of our common stock.

     The Series C Cumulative Convertible Preferred Stock ranks senior to our Series A Convertible Preferred Stock, our Series B Convertible Preferred Stock and our common stock with respect to any distribution of assets upon our liquidation. In the event of our liquidation, holders of our Series C Cumulative Convertible Preferred Stock are entitled, after payment of our creditors, to receive a distribution prior in preference to any holder of our Series A Convertible Preferred Stock, our Series B Convertible Preferred Stock and our common stock of an amount per share equal to the greater of $10,000 per share of Series C Cumulative Convertible Preferred Stock, together with unpaid and accrued dividends (whether or not earned or declared), or the amount per share that a holder of Series C Cumulative Convertible Preferred Stock would have received if that holder had converted such Series C Cumulative Convertible Preferred Stock to shares of our common stock immediately prior to the occurrence of the event giving rise to the distribution. In the event the assets available to be distributed to the holders of our Series C Cumulative Convertible Preferred Stock are insufficient to pay the full preferential amount due such holders, the available assets will be distributed pro rata to the holders of Series C Cumulative Convertible Preferred Stock. In the event the assets available to be distributed to our stockholders exceed the amount necessary to pay the full preferential amount due to the Series C Cumulative Convertible Preferred Stock, then that excess will be distributed pro rata to the holders of our common stock and Series C Cumulative Convertible Preferred Stock, determined on an as-if-converted to common stock basis.

     In the event we offer equity securities or securities convertible into equity securities in the future, each holder of our Series C Cumulative Convertible Preferred Stock may elect to purchase, on the same terms and conditions in which we offer those securities to other purchasers, up to that portion of the securities that we propose to offer that equals the proportion that the number of shares of common stock that such holder owns, or has a right to acquire, bears to the total number of shares of common stock then outstanding (determined assuming the full conversion and exercise of all convertible and exercisable securities then outstanding). This participation right does not apply to (1) the conversion of the Series C Cumulative Convertible Preferred Stock, the exercise of warrants issued in connection with the Series C Cumulative Convertible Preferred Stock or the issuance of common stock as payment of dividends on the Series C Cumulative Convertible Preferred Stock, (2) the exercise of any warrants or options outstanding as of December 23, 2005, (3) the issuance of common stock, stock awards or stock options under, or granted pursuant to, any stock-based compensation plans, (4) the issuance of shares of common stock pursuant to a stock split, combination or subdivision of the outstanding shares of common stock, (5) the issuance of shares of common stock or their equivalents in connection with a bona-fide board-approved strategic transaction, where the primary purpose is not to provide financing to us, or (6) the issuance of additional shares of Series C Cumulative Convertible Preferred Stock and warrants to purchase common stock issued under the purchase agreement pursuant to which the Series C Cumulative Convertible Preferred Stock and warrants were sold.

     Except as provided by law, holders of our Series C Cumulative Convertible Preferred Stock generally vote together with our common stock as a single class on an as-if-converted to common stock basis and, subject to the ownership restriction described below, have full voting rights and powers equal to the voting rights and powers of holders of common stock. Holders of Series C Cumulative Convertible Preferred Stock are restricted from (i) converting Series C Cumulative Convertible Preferred Stock into common stock to the extent that such conversion would result in the holder owning more than 4.95% of our issued and outstanding common stock or (ii) voting together with the common stock on an as-if-converted to common stock basis in respect of more than 4.95% of our issued and outstanding common stock. Holders of Series C Cumulative Convertible Preferred Stock may elect, subject to certain conditions, including not less than 61 days prior written notice, to be exempt from this beneficial ownership cap. The approval of holders of 75% of the outstanding shares of our Series C Cumulative Convertible Preferred Stock, however, is required to (1) change the rights, preferences or privileges of the Series C Cumulative Convertible Preferred Stock, (2) create any new class of preferred stock or increase the authorized number of shares of any class of preferred stock ranking senior to the Series C Cumulative Convertible Preferred Stock, (3) redeem any class of our capital stock, other than the Series C Cumulative Convertible Preferred Stock,
(4) issue any shares of the Series A Convertible Preferred Stock or (4) declare the payment of a distribution other than a dividend or distribution paid according to the terms of the Series C Cumulative Convertible Preferred Stock.

     Shares of our Series C Cumulative Convertible Preferred Stock are convertible, at the option of the holder, at any time into shares of common stock. The number of shares of common stock into which each share of Series C Cumulative Convertible Preferred Stock is convertible is determined by dividing the liquidation value per share plus all accrued and unpaid dividends thereon by the then current conversion price. As of March 17, 2006, the conversion price is $1.05.

     If we fail or refuse to convert any shares of Series C Cumulative Convertible Preferred Stock in accordance with the terms of the Series C Cumulative Convertible Preferred Stock, the holders of our Series C Cumulative Convertible Preferred Stock are entitled to elect to require us to redeem their Series C Cumulative Convertible Preferred Stock. In the event of a redemption, the price that we are required to pay to redeem a share of Series C Cumulative Convertible Preferred Stock is an amount in cash equal to the greater of (1) all accrued but unpaid dividends as of the date the holder makes the demand for redemption with respect to each share to be redeemed plus the $10,000 liquidation preference per share or (2) the total number of shares of common stock into which such Series C Cumulative Convertible Preferred Stock is convertible multiplied by the then-current market price of the common stock.

     In the event we issue additional shares of common stock (other than (1) upon conversion of shares of Series C Cumulative Convertible Preferred Stock,
(2) to certain individuals pursuant to an employee stock incentive plan or written agreement approved by our board of directors (3) as a dividend or distribution on our Series C Cumulative Convertible Preferred Stock, (4) as part of a stock split, combination or subdivision of outstanding shares of common stock or (5) additional shares of Series C Cumulative Convertible Preferred Stock issued at additional closings under the same purchase agreement issuing the current outstanding Series C Cumulative Convertible Preferred Stock) at a price per share that is less than the conversion value of the Series C Cumulative Convertible Preferred Stock in effect immediately prior to the issuance of the additional shares of common stock, then we will adjust the conversion price of our Series C Cumulative Convertible Preferred Stock to be equal to the price per share at which the additional shares are issued.

     Subject to certain restrictions, the terms of the Series C Cumulative Convertible Preferred Stock provide that we may, at our option, cause all of the outstanding shares of Series C Cumulative Convertible Preferred Stock to be converted into shares of common stock if there is an effective registration statement under the Securities Act covering the common stock into which the Series C Cumulative Convertible Stock is convertible and if the daily market price of our common stock is at least ten times the then current exercise price per share and has been at or above such price per share for thirty consecutive trading days and the volume of common stock traded on the applicable stock exchange on each trading day is not less than 100,000 shares.

STOCKHOLDER RIGHTS PLAN

     The holders of our common stock have rights (the "rights") under a stockholder rights plan which was adopted by our Board of Directors on August 13, 1999, and which was amended on December 23, 2005. The rights, which entitle their holder to purchase a fractional share of a new class of preferred stock for each share of our common stock owned by the holder, attach to all certificates representing shares of our common stock outstanding at the close of business on August 13, 1999 and attach to any shares of common stock issued by us after August 13, 1999 and prior to the date the rights separate from the common stock certificates, as described in the following sentence. The rights will separate from the common stock and rights certificates will be issued on the earlier of (1) the tenth business day following the later of the date of a public announcement that a person, including its affiliates or associates (an "Acquiring Person"), except as described below, has acquired or obtained the right to acquire, beneficial ownership of 20% or more of our outstanding shares of common stock or the date on which any of our executive officers has actual knowledge that a person became an Acquiring Person or (2) the tenth business day following commencement of a tender offer or exchange offer that would result in any person or its affiliates and associates owning 20% or more of our outstanding common stock. Until a right is exercised, it does not give the holder thereof any rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

     If any person or group of affiliated or associated persons (other than us or our affiliates) shall become an Acquiring Person, each holder of a right will have the right to receive shares of our common stock (or, in certain circumstances, cash, property or other MacroChem securities) having a market value of two times the exercise price of the right. Also, in the event that we are acquired in a merger or other business combination, or more than 25% of our assets or earning power is sold, each holder of a right would have the right to exercise their right and thereby receive common stock of the acquiring company with a market value of two times the exercise price of the right. Following the occurrence of any of the events described in this paragraph, any rights that are, or (under certain circumstances specified in the stockholder rights plan) were, beneficially owned by any Acquiring Person shall immediately become null and void.

     Our Board of Directors may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable rights for shares of our common stock at an exchange ratio of one share of common stock per right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after August 13, 1999. Our Board of Directors, however, may not effect an exchange at any time after any person (other than (1) us, (2) any subsidiary of ours, (3) any employee benefit plan of ours or (4) any entity holding common stock for or pursuant to the terms of any employee benefit plan of ours), together with all its affiliates, becomes the beneficial owner of 50% or more of our outstanding common stock. Immediately upon the action of our Board of Directors ordering the exchange of any rights and without any further action and without any notice, the right of a holder to exercise its rights will terminate and a holder of rights will be entitled to receive only that number of shares of common stock equal to the number of rights held by the holder multiplied by the appropriate exchange ratio.

     The exercise price of the rights, and the number of one one-hundredths of a share of preferred stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution
(1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock, (2) upon the grant to holders of the preferred stock of certain rights or warrants to subscribe for shares of the preferred stock or convertible securities at less than the current market price of the preferred stock or (3) upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding cash dividends paid out of our earnings or retained earnings and certain other distributions) or of subscription rights or warrants (other than those referred to above).

     At any time prior to the close of business on August 13, 2009 or the earlier redemption of the rights, our Board of Directors, by majority vote, may redeem the rights at a redemption price of $0.01 per right, as described in the stockholder rights plan. The stockholder rights plan may be amended by our Board of Directors at any time prior to the date on which the rights separate from the common stock without the approval of the holders of the rights. From and after the date of separation, the stockholder rights plan may be amended by our Board of Directors without the approval of the holders of the rights in order to cure any ambiguity, to correct any defective or inconsistent provisions, to change any time period for redemption or any other time period under the stockholder rights plan or to make any other changes that do not adversely affect the interests of the holders of the rights (other than any Acquiring Person or its affiliates and associates, or their transferees).

     On December 23, 2005, the stockholder rights plan was amended to provide that the acquisition of our Series C Cumulative Convertible Preferred Stock and warrants to acquire shares of our common stock by the selling security holders pursuant to the securities purchase agreement, and any subsequent acquisition by them of common stock upon the conversion or exercise of those securities, would not result in the selling security holders becoming Acquiring Persons and would not trigger the separation of the rights from the common stock.

     The foregoing description of the rights does not purport to be complete and is qualified in its entirety by reference to the stockholder rights plan, a copy of which is an exhibit to the registration statement of which this prospectus is a part. The stockholder rights plan could make it more difficult, and therefore discourage attempts, to acquire control of us.

OTHER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     ADVANCED NOTICE PROCEDURES FOR STOCKHOLDER PROPOSALS. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may consider only proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although our bylaws do not give our board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

PROVISIONS OF DELAWARE LAW GOVERNING BUSINESS COMBINATIONS

     We are subject to the "business combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly-held Delaware corporation from engaging in any "business combination" transactions with any "interested stockholder" for a period of three years after the date on which the person became an "interested stockholder," unless:

          o prior to such date, the Board of Directors approved either the "business combination" or the transaction which resulted in the "interested stockholder" obtaining such status;

          o upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the "interested stockholder") those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

          o at or subsequent to such time the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66?% of the outstanding voting stock which is not owned by the "interested stockholder."

     A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law and our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by that law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling security holders. Sales of shares may be made by selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the OTC Bulletin Board, any other exchange or market upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

          o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

          o purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

          o ordinary brokerage transactions and transactions in which the broker solicits purchases;

          o    through options, swaps or derivatives;

          o    in privately negotiated transactions;

          o    in making short sales or in transactions to cover short sales;
               and

          o    put or call option transactions relating to the shares.

     The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

     The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

     The selling security holders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the selling security holders and each selling security holder has agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

     The selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

     Selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

     Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

          o the name of each such selling security holder and of the participating broker-dealer(s);

          o    the number of shares involved;

          o    the initial price at which the shares were sold;

          o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

          o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

          o    other facts material to the transactions.

     In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

     We are paying all expenses and fees in connection with the registration of the shares. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                                  LEGAL MATTERS

     The validity of the issuance of the securities offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts.

                                     EXPERTS

     The financial statements for the year ended December 31, 2005 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Vitale, Caturano & Company, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements for the year ended December 31, 2004 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, which contained an explanatory paragraph relating to the Company's ability to continue as a going concern and has been so incorporated on reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means we can disclose important information to you by referring to other documents which we have filed that contain that information. The following documents, which have been filed by us with the SEC pursuant to the Securities Exchange Act of 1934, as amended (File No. 0-13634) are incorporated by reference in this prospectus and shall be deemed to be a part hereof:

          o Our Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 0-13634);

          o Our Definitive Information Statement filed with the SEC on January 17, 2006 (File No. 0-13634);

          o The description of our common stock and preferred stock contained in our registration statements on Forms 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such descriptions (File No. 0-13634); and

          o Our Current Reports on Form 8-K filed with the SEC on January 5, 2006, January 30, 2006, February 15, 2006 and February 16, 2006
               (File No. 0-13634).

     Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              MacroChem Corporation
                               110 Hartwell Avenue
                            Lexington, MA 02421-3134
                          Attention: Investor Relations
                                 (781) 862-4003

     Copies of these filings are also available, without charge, on our Internet website at www.macrochem.com as soon as reasonably practicable after they are filed electronically with the SEC.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock that may be sold under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and the common stock, you should refer to the registration statement. Any statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, you should refer to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility:

                              Public Reference Room
                                100 F Street N.E.
                             Washington, D.C. 20549

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street N.E., Washington, DC 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facility and copying charges.

                                      II-8
                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All amounts shown are estimates, except the SEC registration fee. The registrant has agreed to pay these costs and expenses.

Securities and Exchange Commission registration fee       $   3,962
Printing and engraving expenses                                   0*
Legal fees and expenses                                      35,000*
Accounting fees and expenses                                 25,000*
Blue sky fees and expenses                                      150*
Transfer Agent and Registrar fees                             1,000*
Miscellaneous                                                10,000*
                                                            -------
      Total                                                  75,112*
                                                            -------

*  Estimated.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

     Our Certificate of Incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. Our Certificate of Incorporation further provides that we shall indemnify our directors and officers to the fullest extent permitted by the DGCL.

     We have a liability insurance policy in effect which covers certain claims against any of our officers or directors by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his or her capacity as an officer or director.

     For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

     On December 30, 2005 we implemented a 1-for-7 reverse stock split of our common stock and on February 9, 2006 we implemented a subsequent 1-for-6 reverse stock split of our common stock. Unless otherwise noted, all share amounts and per share data in this Item 15 reflect the effect of these reverse splits.

     During the three years preceding the filing of this registration statement, we issued the following securities which were not registered under the Securities Act of 1933, as amended:

          o On September 10, 2003, we sold 108,420 shares of our common stock for approximately $3,246,000 in gross proceeds ($2,971,505 net of issuance costs) in a private placement to primarily institutional investors. The investors in the September 2003 common stock transaction received warrants to purchase an aggregate of 21,684 shares of common stock at a purchase price of $49.266 per share for a period of three years. As of March 7, 2006, 9,011 of these investor warrants had been exercised. J.P. Carey Securities, Inc. served as the placement agent for the transaction and received a warrant to purchase 3,571 shares of common stock at a purchase price of $49.266 for a period of three years. As of March 7, 2006, none of these placement agent warrants had been exercised.

          o On March 9, 2004, we sold 128,619 shares of our common stock for $7,292,700 in gross proceeds ($6,681,274 net of issuance costs) in a private placement to institutional investors. The investors also received warrants to purchase an aggregate of 25,723 shares of common stock at a purchase price of $87.78 per share expiring five years from the closing date. As of As of March 7, 2006, none of these warrants had been exercised. JMP Securities LLC acted as placement agent in connection with this transaction and was paid a fee of $510,489 for their services.

          o On April 19, 2005, we sold 65,035 shares of common stock and five-year warrants to purchase 32,516 shares of our common stock for approximately $815,000 in gross proceeds ($601,342 net of cash issuance costs). The securities were sold in units, with each unit containing one share of common stock and a warrant to purchase one-half of a share of common stock. Institutional investors purchased 47,615 units at a purchase price per unit of $10.50, with the accompanying warrants of 23,807 shares having an exercise price of $14.70 per share. As of March 7, 2006, approximately 6,012 of these investor warrants had been exercised. Certain of the Company's executive officers and directors purchased 17,420 units at a per unit purchase price of $18.081, with the accompanying warrants of 8,709 shares having an exercise price of $21.84 per share. As of March 7, 2006, none of these management warrants had been exercised. The Placement Agent for the transaction received a five-year warrant to purchase approximately 1,190 shares of the Company's common stock at an exercise price of $14.70 per share. As of March 7, 2006, none of these placement agent warrants had been exercised.

          o On December 23, 2005 and February 13, 2006, we sold an aggregate of 825.5 shares of Series C Cumulative Convertible Preferred Stock and warrants to purchase 7,861,912 shares of our common stock for approximately $8,255,000 in gross proceeds ($7,391,043 net of issuance costs and, with respect to the February 13, 2006 closing, before legal and accounting fees) in a private placement to institutional investors. The warrants have an exercise price of $1.26 per share of common stock and have a term of six years. The Series C Cumulative Convertible Preferred Stock has a liquidation value of $10,000 per share, is entitled to a dividend of 10% per annum, payable in shares of our common stock at our option, which dividend rate is subject to increase to 14% upon the occurrence of certain events. The number of shares of common stock into which each share of Series C Convertible Preferred Stock is convertible is determined by dividing the liquidation value per share plus all accrued and unpaid dividends thereon by $1.05. The conversion of the Series C Cumulative Convertible Preferred Stock and the exercise of the warrants are restricted in specified circumstances. As of March 7, 2006, none of the shares of Series C Cumulative Convertible Preferred Stock had been converted and none of the warrants had been converted. Six-year placement agent warrants to purchase 786,189 shares of our common stock at an exercise price of $1.05 per share were issued in connection with SCO Securities LLC's services as placement agent in connection with the private placement. SCO Securities LLC allocated the placement agent warrants to the following four persons in the amounts listed: (i) warrant to purchase 471,713 shares of common stock to SCO Capital Partners LLC; (ii) warrant to purchase 157,238 shares of common stock to Lake End Capital LLC, (iii) warrant to purchase 78,619 shares of common stock to Mark Alvino and (iv) warrant to purchase 78,619 shares of common stock to Howard Fischer. As of March 7, 2006, none of these placement agent warrants had been exercised.

     The sales and issuances listed above were deemed exempt from registration under the Securities Act of 1933, as amended, by virtue of Rule 506 thereunder.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       (a)   EXHIBITS:
      3.1 Amended and Restated Certificate of Incorporation of MacroChem Corporation dated as of February 9, 2006, incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the period ended December 31, 2005 (File No. 0-13634).
      3.2 Amended and Restated Bylaws of MacroChem Corporation, incorporated by reference to Exhibit 5 to our Current Report on Form 8-K dated August 13, 1999 (File No. 0-13634).
      4.1 Stock Purchase Warrant, incorporated by reference to Exhibit 4 to our Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-13634).
      4.2 Rights Agreement dated as of August 13, 1999 between MacroChem and American Stock Transfer & Trust Company, as Rights Agent, including Form of Certificate of Designation with respect to the Series B Preferred Stock, par value $.01 per share (attached as Exhibit A to the Rights Agreement), Form of Rights Certificate (attached as Exhibit B to the Rights Agreement), and Summary of Rights (attached as Exhibit C to the Rights Agreement), incorporated by reference to Exhibits 1, 2, 3 and 4, respectively, to our Current Report on Form 8-K dated August 13, 1999 (File No. 0-13634).
      4.3 Amendment No. 1 to the Rights Agreement dated as of December 23, 2005 between MacroChem Corporation and American Stock Transfer & Trust Company incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K dated December 27, 2005 (File No. 0-13634).
      4.4 Common Stock Certificate, incorporated by reference to Exhibit 4c to our Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 0-13634).
      4.5 Form of Common Stock Purchase Warrant dated as of April 19, 2005 incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K dated April 22, 2005 (File No. 0-13634).
      4.6 Certificate of Designations, Rights and Preferences of Series C Cumulative Convertible Preferred Stock of MacroChem Corporation incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated December 27, 2005 (File No. 0-13634).
      4.7    Common Stock Purchase  Warrant,  incorporated  by reference to
             Exhibit 10.3 to our Current Report on Form 8-K dated December 27, 2005 (File No. 0-13634).
      4.8    Common Stock Purchase  Warrant,  incorporated  by reference to
             Exhibit 10.3 to our Current Report on Form 8-K dated February 16, 2005 (File No. 0-13634).
      5.1    Opinion of Ropes & Gray LLP.
     10.1 MacroChem Corporation 2001 Incentive Plan incorporated by reference to Exhibit 99 to our Form S-8 as filed on August 8, 2001 (File No. 333-67080).
     10.2 1994 Equity Incentive Plan as amended November 14, 1997, incorporated by reference to Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 0-13634).
     10.3 1984 Non-Qualified Stock Option Plan as amended November 15, 1996, incorporated by reference to Exhibit 10.2 to our Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-13634).

     10.4 1984 Incentive Stock Option Plan as amended November 15, 1996, incorporated by reference to Exhibit 10.3 to our Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-13634).
     10.5 MacroChem Corporation Option Certificate between the Company and Robert J. Palmisano, incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 0-13634).
     10.6 Form of Severance Agreement between MacroChem and Dr. Thomas C.K. Chan, dated as of October 25, 2002 incorporated by reference to
             Exhibit 10i to our Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 0-13634).
     10.7 Form of Noncompetition Agreement between MacroChem and Glenn E. Deegan, Esq., dated as of June 5, 2001 incorporated by reference to
             Exhibit 10.12 to our Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 0-13634).
     10.8 Form of Confidentiality Agreement between MacroChem and Glenn E. Deegan, Esq., dated as of June 5, 2001 incorporated by reference to
             Exhibit 10.13 to our Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 0-13634).
     10.9 Form of Employment Agreement between MacroChem and Robert J. DeLuccia incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the period ended September 30, 2003 (File No. 0-13634).
     10.10 MacroChem Corporation Option Certificate reflecting grant by MacroChem to Robert J. DeLuccia incorporated by reference to
             Exhibit 10.2 to our Quarterly Report on Form 10-Q for the period ended September 30, 2003 (File No. 0-13634).
     10.11 Form of Retention Agreement between MacroChem and Bernard R. Patriacca incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q for the period ended September 30, 2003 (File No. 0-13634).
     10.12 Form of Retention Agreement between MacroChem and Melvin A. Snyder incorporated by reference to Exhibit 10.4 to our Quarterly Report on Form 10-Q for the period ended September 30, 2003 (File No. 0-13634).
     10.13 Form of Retention Agreement between MacroChem and Thomas C.K. Chan incorporated by reference to Exhibit 10.5 to our Quarterly Report on Form 10-Q for the period ended September 30, 2003 (File No. 0-13634).
     10.14 Form of Retention Agreement between MacroChem and Glenn E. Deegan incorporated by reference to Exhibit 10.6 to our Quarterly Report on Form 10-Q for the period ended September 30, 2003 (File No. 0-13634).
     10.15 Form of Severance Agreement, dated as of December 17, 2004, by and between MacroChem and Melvin A. Snyder incorporated by reference to
             Exhibit 10.3 to our Current Report on Form 8-K dated February 3, 2005 (File No. 0-13634).
     10.16 Transition Agreement, dated as of September 12, 2005, by and between MacroChem Corporation and Bernard R. Patriacca, incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated September 16, 2005 (File No. 0-13634).
     10.17 Transition Agreement, dated as of September 13, 2005, by and between MacroChem Corporation and Thomas C.K. Chan, incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K dated September 16, 2005 (File No. 0-13634).
     10.18 Transition Agreement, dated as of September 12, 2005, by and between MacroChem Corporation and Melvin A. Snyder, incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K dated September 16, 2005 (File No. 0-13634).
     10.19 Transition Agreement, dated as of September 12, 2005, by and between MacroChem Corporation and Glenn E. Deegan, incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K dated September 16, 2005 (File No. 0-13634).

     10.20 Transition Agreement, dated as of September 16, 2005, by and between MacroChem Corporation and Robert J. DeLuccia, incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K dated September 16, 2005 (File No. 0-13634) .
     10.21 Form of Employment Agreement, dated February 13, 2006, by and between the Company and Robert J. DeLuccia incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K dated February 16, 2006 (File No. 0-13634).
     10.22 Form of Employment Agreement, dated February 13, 2006, by and between the Company and Bernard R. Patriacca, including Form of Confidential Information, Inventions and Non-Competition Agreement (attached as Exhibit B to the Form of Employment Agreement), incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K dated February 16, 2006 (File No. 0-13634).
     10.23 Form of Severance Agreement, dated February 13, 2006, by and between the Company and Bernard R. Patriacca, incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K dated February 16, 2006 (File No. 0-13634).
     10.24 Form of Employment Agreement, dated February 13, 2006, by and between the Company and Glenn E. Deegan, including Form of Confidential Information, Inventions and Non-Competition Agreement (attached as Exhibit B to the Form of Employment Agreement), incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K dated February 16, 2006 (File No. 0-13634).
     10.25 Form of Severance Agreement, dated February 13, 2006, by and between the Company and Glenn E. Deegan, incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K dated February 16, 2006 (File No. 0-13634).
     10.26 Securities Purchase Agreement among MacroChem, Bay Harbor Investments, Inc. and Strong River Investments, Inc., incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated October 23, 2000 (File No. 0-13634).
     10.27 Form of Registration Rights Agreement by and among MacroChem, Bay Harbor Investments, Inc. and Strong River Investments, Inc., incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K dated October 23, 2000 (File No. 0-13634).
     10.28 Securities Purchase Agreement among MacroChem, Pine Ridge Financial Ltd., DMG Legacy International, Ltd., SDS Merchant
             Fund, LP, Par Investment Partners, L.P., Narragansett I, LP, and Narragansett Offshore Ltd., incorporated by reference to Exhibit
             10.1 to our Current  Report on Form 8-K dated July 24, 2001
             (File No. 0-13634).
     10.29 Form of Warrant incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated July 24, 2001 (File No. 0-13634).
     10.30 Form of Registration Rights Agreement by and among MacroChem, Pine Ridge Financial Ltd., DMG Legacy International, Ltd., SDS Merchant Fund, LP, Par Investment Partners, L.P., Narragansett I, LP, and Narragansett Offshore Ltd., incorporated by reference to Exhibit
             10.3 to our Current Report on Form 8-K dated July 24, 2001
             (File No. 0-13634).
     10.31 Securities Purchase Agreement, dated as of September 10, 2003, by and among MacroChem and the purchasers listed on Schedule A thereto, incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated September 12, 2003 (File No. 0-13634).
     10.32 Form of Warrant dated as of September 10, 2003, incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated September 12, 2003 (File No. 0-13634).
     10.33 Registration Rights Agreement, dated as of September 10, 2003, by and among MacroChem and the investors listed on the signature page thereto, incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K dated September 12, 2003 (File No. 0-13634).
     10.34 Securities Purchase Agreement, dated as of March 9, 2004, by and among MacroChem and the purchasers listed on Schedule A thereto, incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated March 10, 2004 (File No. 0-13634).
     10.35 Form of Warrant dated as of March 9, 2004, incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated March 10, 2004 (File No. 0-13634).

     10.36 Registration Rights Agreement, dated as of March 9, 2004, by and among MacroChem and the investors listed on the signature page thereto, incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K dated March 10, 2004 (File No. 0-13634).
     10.37 Securities Purchase Agreement, dated as of April 19, 2005, by and between MacroChem Corporation and the institutional investors listed on the signature pages thereto, incorporated by reference to
             Exhibit 10.1 to our Current Report on Form 8-K dated April 22, 2005 (File No. 0-13634).
     10.38 Securities Purchase Agreement, dated as of April 19, 2005, by and between MacroChem Corporation and the directors and officers of MacroChem Corporation listed on the signature pages thereto, incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated April 22, 2005 (File No. 0-13634).
     10.39 Registration Rights Agreement, dated as of April 19, 2005 by and among MacroChem Corporation and the purchasers listed on the signature page thereto, incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K dated April 22, 2005 (File No. 0-13634).
     10.40 Preferred Stock and Warrant Purchase Agreement, dated as of December 23, 2005, by and between MacroChem Corporation and the purchasers listed on Schedule 1 thereto, incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated December 27, 2005 (File No. 0-13634).
     10.41 Investor Rights Agreement, dated as of December 23, 2005 by and among MacroChem Corporation and the purchasers listed on the signature page thereto, incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated December 27, 2005 (File No. 0-13634).
     10.42 Amended and Restated Preferred Stock and Warrant Purchase Agreement, dated as of February 13, 2006, by and between the Company and the purchasers listed on the signature pages thereto, incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated February 16, 2006 (File No. 0-13634).
     10.43 Amended and Restated Investor Rights Agreement dated as of February 13, 2006, between MacroChem Corporation and the purchasers listed on the signature pages thereto incorporated by reference to Exhibit
             10.2 to our Current Report on Form 8-K dated February 16, 2006 (File No.0-13634).
     10.44 Lease between GLB Lexington Limited Partnership and MacroChem dated as of July 21, 1999, for space located at 110 Hartwell Avenue, Lexington, MA 02421, incorporated by reference to Exhibit 10.11 to our Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 0-13634).
     10.45 First Amendment to Lease between GLB Lexington Limited Partnership and MacroChem dated as of October 19, 2004, for space located at 110 Hartwell Avenue, Lexington, MA 02421, incorporated by reference to Exhibit 10.39 to our Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 0-13634).
     10.46 Sublease Agreement, dated as of August 31, 2005, by and between MacroChem Corporation and ActivBiotics, Inc., incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated September 16, 2005 (File No. 0-13634).
     16.1 Letter from Deloitte & Touche LLP to the Securities and Exchange Commission dated January 27, 2006, incorporated by reference to
             Exhibit 16.1 to our Current Report on Form 8-K dated January 30, 2006 (File No. 0-13634).
     23.1 Consent of Vitale, Caturano & Company, Ltd., an Independent Registered Public Accounting Firm
     23.2    Consent of Deloitte & Touche, LLP, an Independent Registered
             Public Accounting Firm
     23.3    Consent of Ropes & Gray LLP (included in the opinion filed as
             Exhibit 5.1).
     24.1 Power of attorney pursuant to which amendments to this registration statement may be filed (included on the signature pages in Part II hereof).

ITEM 17.    UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. PROVIDED, HOWEVER, that no statement made in a registration or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 14--Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lexington, State of Massachusetts, on the 30 day of March, 2006.

                                           MacroChem Corporation

                                           By:  /s/ Robert J. DeLuccia
                                           -----------------------------------
                                           Name:   Robert J. DeLuccia
                                           Title:  Chief Executive Officer and
                                           President

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Robert J. DeLuccia, Bernard R. Patriacca and Glenn E. Deegan, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

                                     * * * *

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                TITLE                         DATE

/s/ Robert J. DeLuccia        President and Chief Executive      March 30, 2006
 ---------------------------  Officer (Principal Executive
                              Officer)
Robert J. DeLuccia

/s/ Bernard R. Patriacca      Vice President and Chief           March 30, 2006
----------------------------  Financial Officer (Chief
Bernard R. Patriacca          Financial Officer and
                              Principal Accounting Officer)

/s/ Peter G. Martin           Director                           March 30, 2006
----------------------------
Peter G. Martin

/s/ Michael A. Davis, M.D.    Director                           March 30, 2006
----------------------------
Michael A. Davis, M.D.

/s/ Paul S. Echenberg         Director                           March 30, 2006
----------------------------
Paul S. Echenberg

/s/ John L. Zabriskie, Ph.D.  Chairman of the Board              March 30, 2006
----------------------------  of Directors
John L. Zabriskie, Ph.D.

/s/ Jeffrey B. Davis           Director                          March 30, 2006
----------------------------
Jeffrey B. Davis

/s/ Howard S. Fischer          Director                          March 30, 2006
----------------------------
Howard S. Fischer

                                  EXHIBIT INDEX

          3.1 Amended and Restated Certificate of Incorporation of MacroChem Corporation dated as of February 9, 2006, incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the period ended December 31, 2005 (File No. 0-13634).

          3.2 Amended and Restated Bylaws of MacroChem Corporation, incorporated by reference to Exhibit 5 to our Current Report on Form 8-K dated August 13, 1999 (File No. 0-13634).

          4.1 Stock Purchase Warrant, incorporated by reference to Exhibit 4 to our Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-13634).

          4.2 Rights Agreement dated as of August 13, 1999 between MacroChem and American Stock Transfer & Trust Company, as Rights Agent, including Form of Certificate of Designation with respect to the Series B Preferred Stock, par value $.01 per share (attached as Exhibit A to the Rights Agreement), Form of Rights Certificate (attached as Exhibit B to the Rights Agreement), and Summary of Rights (attached as Exhibit C to the Rights Agreement), incorporated by reference to Exhibits 1, 2, 3 and 4, respectively, to our Current Report on Form 8-K dated August 13, 1999 (File No. 0-13634).

          4.3 Amendment No. 1 to the Rights Agreement dated as of December 23, 2005 between MacroChem Corporation and American Stock Transfer & Trust Company incorporated by reference to Exhibit
                 4.2 to our Current Report on Form 8-K dated December 27, 2005 (File No. 0-13634).

          4.4 Common Stock Certificate, incorporated by reference to Exhibit 4c to our Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 0-13634).

          4.5 Form of Common Stock Purchase Warrant dated as of April 19, 2005 incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K dated April 22, 2005 (File No. 0-13634).

          4.6 Certificate of Designations, Rights and Preferences of Series C Cumulative Convertible Preferred Stock of MacroChem Corporation incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated December 27, 2005 (File No. 0-13634).

          4.7    Common Stock Purchase Warrant, incorporated by reference to
                 Exhibit 10.3 to our Current Report on Form 8-K dated December 27, 2005 (File No. 0-13634).

          4.8    Common Stock Purchase Warrant, incorporated by reference to
                 Exhibit 10.3 to our Current Report on Form 8-K dated February 16, 2005 (File No. 0-13634).

          5.1    Opinion of Ropes & Gray LLP.

          10.1 MacroChem Corporation 2001 Incentive Plan incorporated by reference to Exhibit 99 to our Form S-8 as filed on August 8, 2001 (File No. 333-67080).

          10.2 1994 Equity Incentive Plan as amended November 14, 1997, incorporated by reference to Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 0-13634).

          10.3 1984 Non-Qualified Stock Option Plan as amended November 15, 1996, incorporated by reference to Exhibit 10.2 to our Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-13634).

          10.4 1984 Incentive Stock Option Plan as amended November 15, 1996, incorporated by reference to Exhibit 10.3 to our Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-13634).

          10.5 MacroChem Corporation Option Certificate between the Company and Robert J. Palmisano, incorporated by reference to Exhibit
                 10.3 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 0-13634).

          10.6 Form of Severance Agreement between MacroChem and Dr. Thomas C.K. Chan, dated as of October 25, 2002 incorporated by reference to Exhibit 10i to our Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 0-13634).

          10.7 Form of Noncompetition Agreement between MacroChem and Glenn E. Deegan, Esq., dated as of June 5, 2001 incorporated by reference to Exhibit 10.12 to our Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 0-13634).

          10.8   Form of Confidentiality Agreement between MacroChem and Glenn
                 E. Deegan, Esq., dated as of June 5, 2001 incorporated by reference to Exhibit 10.13 to our Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 0-13634).

          10.9 Form of Employment Agreement between MacroChem and Robert J. DeLuccia incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the period ended September 30, 2003 (File No. 0-13634).

          10.10 MacroChem Corporation Option Certificate reflecting grant by MacroChem to Robert J. DeLuccia incorporated by reference to
                 Exhibit 10.2 to our Quarterly Report on Form 10-Q for the period ended September 30, 2003 (File No. 0-13634).

          10.11 Form of Retention Agreement between MacroChem and Bernard R. Patriacca incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q for the period ended September 30, 2003 (File No. 0-13634).

          10.12 Form of Retention Agreement between MacroChem and Melvin A. Snyder incorporated by reference to Exhibit 10.4 to our Quarterly Report on Form 10-Q for the period ended September 30, 2003 (File No. 0-13634).

          10.13 Form of Retention Agreement between MacroChem and Thomas C.K. Chan incorporated by reference to Exhibit 10.5 to our Quarterly Report on Form 10-Q for the period ended September 30, 2003 (File No. 0-13634).

          10.14 Form of Retention Agreement between MacroChem and Glenn E. Deegan incorporated by reference to Exhibit 10.6 to our Quarterly Report on Form 10-Q for the period ended September 30, 2003 (File No. 0-13634).

          10.15 Form of Severance Agreement, dated as of December 17, 2004, by and between MacroChem and Melvin A. Snyder incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K dated February 3, 2005 (File No. 0-13634).

          10.16 Transition Agreement, dated as of September 12, 2005, by and between MacroChem Corporation and Bernard R. Patriacca, incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated September 16, 2005 (File No. 0-13634).

          10.17 Transition Agreement, dated as of September 13, 2005, by and between MacroChem Corporation and Thomas C.K. Chan, incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K dated September 16, 2005 (File No. 0-13634).

          10.18 Transition Agreement, dated as of September 12, 2005, by and between MacroChem Corporation and Melvin A. Snyder, incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K dated September 16, 2005 (File No. 0-13634).

          10.19 Transition Agreement, dated as of September 12, 2005, by and between MacroChem Corporation and Glenn E. Deegan, incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K dated September 16, 2005 (File No. 0-13634).

          10.20 Transition Agreement, dated as of September 16, 2005, by and between MacroChem Corporation and Robert J. DeLuccia, incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K dated September 16, 2005 (File No. 0-13634) .

          10.21 Form of Employment Agreement, dated February 13, 2006, by and between the Company and Robert J. DeLuccia incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K dated February 16, 2006 (File No. 0-13634).

          10.22 Form of Employment Agreement, dated February 13, 2006, by and between the Company and Bernard R. Patriacca, including Form of Confidential Information, Inventions and Non-Competition Agreement (attached as Exhibit B to the Form of Employment Agreement), incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K dated February 16, 2006 (File No. 0-13634).

          10.23 Form of Severance Agreement, dated February 13, 2006, by and between the Company and Bernard R. Patriacca, incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K dated February 16, 2006 (File No. 0-13634).

          10.24 Form of Employment Agreement, dated February 13, 2006, by and between the Company and Glenn E. Deegan, including Form of Confidential Information, Inventions and Non-Competition Agreement (attached as Exhibit B to the Form of Employment Agreement), incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K dated February 16, 2006 (File No. 0-13634).

          10.25 Form of Severance Agreement, dated February 13, 2006, by and between the Company and Glenn E. Deegan, incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K dated February 16, 2006 (File No. 0-13634).

          10.26 Securities Purchase Agreement among MacroChem, Bay Harbor Investments, Inc. and Strong River Investments, Inc., incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated October 23, 2000 (File No. 0-13634).

          10.27 Form of Registration Rights Agreement by and among MacroChem, Bay Harbor Investments, Inc. and Strong River Investments, Inc., incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K dated October 23, 2000 (File No. 0-13634).

          10.28 Securities Purchase Agreement among MacroChem, Pine Ridge Financial Ltd., DMG Legacy International, Ltd., SDS Merchant Fund, LP, Par Investment Partners, L.P., Narragansett I, LP, and Narragansett Offshore Ltd., incorporated by reference to
                 Exhibit 10.1 to our Current Report on Form 8-K dated July 24, 2001 (File No. 0-13634).

          10.29 Form of Warrant incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated July 24, 2001 (File No. 0-13634).

          10.30 Form of Registration Rights Agreement by and among MacroChem, Pine Ridge Financial Ltd., DMG Legacy International, Ltd., SDS Merchant Fund, LP, Par Investment Partners, L.P., Narragansett I, LP, and Narragansett Offshore Ltd., incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K dated July 24, 2001 (File No. 0-13634).

          10.31 Securities Purchase Agreement, dated as of September 10, 2003, by and among MacroChem and the purchasers listed on Schedule A thereto, incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated September 12, 2003 (File No. 0-13634).

          10.32 Form of Warrant dated as of September 10, 2003, incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated September 12, 2003 (File No. 0-13634).

          10.33 Registration Rights Agreement, dated as of September 10, 2003, by and among MacroChem and the investors listed on the signature page thereto, incorporated by reference to Exhibit
                 10.3 to our Current Report on Form 8-K dated September 12, 2003 (File No. 0-13634).

          10.34 Securities Purchase Agreement, dated as of March 9, 2004, by and among MacroChem and the purchasers listed on Schedule A thereto, incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated March 10, 2004 (File No. 0-13634).

          10.35 Form of Warrant dated as of March 9, 2004, incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated March 10, 2004 (File No. 0-13634).

          10.36 Registration Rights Agreement, dated as of March 9, 2004, by and among MacroChem and the investors listed on the signature page thereto, incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K dated March 10, 2004 (File No. 0-13634).

          10.37 Securities Purchase Agreement, dated as of April 19, 2005, by and between MacroChem Corporation and the institutional investors listed on the signature pages thereto, incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated April 22, 2005 (File No. 0-13634).

          10.38 Securities Purchase Agreement, dated as of April 19, 2005, by and between MacroChem Corporation and the directors and officers of MacroChem Corporation listed on the signature pages thereto, incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated April 22, 2005 (File No. 0-13634).

          10.39 Registration Rights Agreement, dated as of April 19, 2005 by and among MacroChem Corporation and the purchasers listed on the signature page thereto, incorporated by reference to
                 Exhibit 10.3 to our Current Report on Form 8-K dated April 22, 2005 (File No. 0-13634).

          10.40 Preferred Stock and Warrant Purchase Agreement, dated as of December 23, 2005, by and between MacroChem Corporation and the purchasers listed on Schedule 1 thereto, incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated December 27, 2005 (File No. 0-13634).

          10.41 Investor Rights Agreement, dated as of December 23, 2005 by and among MacroChem Corporation and the purchasers listed on the signature page thereto, incorporated by reference to Exhibit
                 10.2 to our Current Report on Form 8-K dated December 27, 2005 (File No. 0-13634).

          10.42 Amended and Restated Preferred Stock and Warrant Purchase Agreement, dated as of February 13, 2006, by and between the Company and the purchasers listed on the signature pages thereto, incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated February 16, 2006 (File No. 0-13634).

          10.43 Amended and Restated Investor Rights Agreement dated as of February 13, 2006, between MacroChem Corporation and the purchasers listed on the signature pages thereto incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated February 16, 2006 (File No.0-13634).

          10.44 Lease between GLB Lexington Limited Partnership and MacroChem dated as of July 21, 1999, for space located at 110 Hartwell Avenue, Lexington, MA 02421, incorporated by reference to
                 Exhibit 10.11 to our Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 0-13634).

          10.45 First Amendment to Lease between GLB Lexington Limited Partnership and MacroChem dated as of October 19, 2004, for space located at 110 Hartwell Avenue, Lexington, MA 02421, incorporated by reference to Exhibit 10.39 to our Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 0-13634).

          10.46 Sublease Agreement, dated as of August 31, 2005, by and between MacroChem Corporation and ActivBiotics, Inc., incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated September 16, 2005 (File No. 0-13634).

          16.1 Letter from Deloitte & Touche LLP to the Securities and Exchange Commission dated January 27, 2006, incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K dated January 30, 2006 (File No. 0-13634).

          23.1 Consent of Vitale, Caturano & Company, Ltd., an Independent Registered Public Accounting Firm

          23.2 Consent of Deloitte & Touche, LLP, an Independent Registered Public Accounting Firm

          23.3   Consent of Ropes & Gray LLP (included in the opinion filed as
                 Exhibit 5.1).

          24.1 Power of attorney pursuant to which amendments to this registration statement may be filed (included on the signature pages in Part II hereof).


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